   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998
                             REGISTRATION STATEMENT NOS. 333-     , 333-     -01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             REGISTRATION STATEMENT
                               ON FORM S-3 UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

         PATRIOT AMERICAN HOSPITALITY, INC.                       WYNDHAM INTERNATIONAL, INC.
   (Exact Name of Registrant as Specified in its         (Exact Name of Registrant as Specified in its
                      Charter)                                              Charter)
                      DELAWARE                                              DELAWARE
  (State or Other Jurisdiction of Incorporation or      (State or Other Jurisdiction of Incorporation or
                   Organization)                                         Organization)
                     94-0358820                                            94-2878485
        (I.R.S. Employer Identification No.)                  (I.R.S. Employer Identification No.)
               1950 Stemmons Freeway                                 1950 Stemmons Freeway
                     Suite 6001                                            Suite 6001
                  Dallas, TX 75207                                      Dallas, TX 75207
                   (214) 863-1000                                        (214) 863-1000
    (Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal
                                            Executive Office)
                  PAUL A. NUSSBAUM                                     JAMES D. CARREKER
 Chairman of the Board and Chief Executive Officer     Chairman of the Board and Chief Executive Officer
         Patriot American Hospitality, Inc.                       Wyndham International, Inc.
               1950 Stemmons Freeway                                 1950 Stemmons Freeway
                     Suite 6001                                            Suite 6001
                  Dallas, TX 75207                                      Dallas, TX 75207
                   (214) 863-1000                                        (214) 863-1000
   (Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

                           --------------------------

                                   Copies to:

                             GILBERT G. MENNA, P.C.
                            KATHRYN I. MURTAGH, ESQ.
                          GOODWIN, PROCTER & HOAR LLP
                      EXCHANGE PLACE BOSTON, MA 02109-2881
                                 (617) 570-1000
                           --------------------------

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this registration statement becomes effective.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                 AMOUNT TO        AGGREGATE PRICE        AGGREGATE           AMOUNT OF
     TITLE OF SHARES TO BE REGISTERED          BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $.01 per share, of
  Patriot American Hospitality, Inc. paired
  with Common Stock, par value $.01 per
  share, of Wyndham International, Inc.          4,592,307             $13.75           $63,144,221           $18,628

(1) This estimate is based on the average of the high $14.4375 and low $13.0625 sales prices on the New York Stock Exchange on September 24, 1998 of the Common Stock of Patriot American Hospitality, Inc., which is paired with and trades as a unit with Common Stock of Wyndham International, Inc. This estimate is made pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 25, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                        4,592,307 SHARES OF COMMON STOCK
                       PATRIOT AMERICAN HOSPITALITY, INC.
                        4,592,307 SHARES OF COMMON STOCK
                          WYNDHAM INTERNATIONAL, INC.

    For purposes of this Prospectus, unless the context otherwise requires, (i) the term "Corporation" includes Patriot American Hospitality, Inc., a Delaware corporation, PAH GP, Inc. ("PAH GP"), PAH LP, Inc. ("PAH LP"), each of which is a Delaware corporation and a wholly-owned subsidiary of Patriot American Hospitality, Inc., Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Realty Partnership"), and their respective subsidiaries, (ii) the term "Operating Company" includes Wyndham International, Inc. (formerly known as Patriot American Hospitality Operating Company), a Delaware corporation, and Wyndham International Partnership, L.P. (formerly known as Patriot American Hospitality Operating Partnership, L.P.), a Delaware limited partnership (the "Operating Partnership" and, together with the Realty Partnership, the "Partnerships"), and their respective subsidiaries, and (iii) the term "Companies" includes the Corporation and the Operating Company, (iv) the term "Unit Pair" means a unit of limited partnership interest in the Realty Partnership (a "Realty Partnership Unit") and a unit of limited partnership interest in the Operating Partnership (an "Operating Partnership Unit") and (v) the term "Unitholder" means either a holder of Realty Partnership Units (a "Realty Partnership Unitholder") or a holder of Operating Partnership Units (an "Operating Partnership Unitholder").

    This Prospectus (the "Prospectus") relates to the possible issuance from time to time by the Companies of up to 4,592,307 shares of common stock ("Corporation Common Stock"), $.01 par value, of the Corporation and 4,592,307 shares of common stock ("Operating Company Common Stock"), $.01 par value, of the Operating Company, which are "paired" and trade as units consisting of one share of Corporation Common Stock and one share of Operating Company Common Stock (the "Paired Common Stock" or the "Securities"), if and to the extent that Realty Partnership Unitholders of up to 4,592,307 Realty Partnership Units exercise their Redemption Right (as defined below) and such Realty Partnership Units are exchanged for shares of Corporation Common Stock or Operating Partnership Unitholders of up to 4,592,307 Operating Partnership Units exercise their Redemption Right and such Operating Partnership Units are exchanged for shares of Operating Company Common Stock.

    Pursuant to each of the Second Amended and Restated Agreement of Limited Partnership of the Realty Partnership, as amended to date (the "Realty Partnership Agreement"), and the Agreement of Limited Partnership of the Operating Partnership, as amended to date (the "Operating Partnership Agreement" and, together with the Realty Partnership Agreement, the "Partnership Agreements"), and subject to certain limitations, a Realty Partnership Unitholder or an Operating Partnership Unitholder, as the case may be, may tender all or a portion of its Realty Partnership Units to the Realty Partnership or its Operating Partnership Units to the Operating Partnership, respectively, for redemption for cash equal in value to one share of Corporation Common Stock or Operating Company Common Stock, as the case may be (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions) (the "Redemption Right"); provided, however, that each of the Companies may, in its sole and absolute discretion, acquire any Realty Partnership Units and Operating Partnership Units, respectively, so tendered for one share of Corporation Common Stock or Operating Company Common Stock, as the case may be (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions), or for cash in the amount described above.

    Each of the Partnership Agreements provides, however, that a Realty Partnership Unitholder may not exercise its Redemption Right unless it is entitled to exercise and simultaneously exercises its Redemption Right with respect to an equal number of Operating Partnership Units of the same class or series, or that an Operating Partnership Unitholder may not exercise its Redemption Right unless it is entitled to exercise and simultaneously exercises its Redemption Right with respect to an equal number of Realty Partnership Units of the same class or series, as the case may be, so that the Companies may elect, upon the exercise of a Redemption Right, to deliver shares of Paired Common Stock in redemption of such Realty Partnership Units and Operating Partnership Units in lieu of paying cash. Furthermore, each of the Partnership Agreements provides that neither of the Companies may elect to acquire a Unit Pair tendered for redemption for a share of Paired Common Stock unless the other company also so elects. If the Companies do not agree to acquire such Unit Pair for a share of Paired Common Stock, the Unit Pair shall be redeemed by each of the Companies for cash.

    Each of the Companies anticipates that it generally will elect to acquire any Unit Pairs tendered for redemption by the issuance of shares of Paired Common Stock pursuant to this Prospectus rather than paying cash. As a result, the Companies may from time to time issue up to 4,592,307 shares of Paired Common Stock upon the acquisition of Realty Partnership Units and Operating Partnership Units tendered to the Realty Partnership and the Operating Partnership, respectively, for redemption. Accordingly, the Companies are registering the shares of Paired Common Stock to provide Realty Partnership Unitholders and Operating Partnership Unitholders with freely tradeable securities upon redemption. All shares of Paired Common Stock offered hereby are being sold by the Companies.

    The Unitholders and any agents, dealers or underwriters that participate with the Unitholders in the distribution of the shares of Paired Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of shares of Paired Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Companies and the Realty Partnership Unitholders and the Operating Partnership Unitholders.

    The Companies will not receive any proceeds from the issuance of any shares of Paired Common Stock, but will acquire Unit Pairs tendered to the Realty Partnership or the Operating Partnership, respectively, for redemption for which the Companies elect to issue shares of Paired Common Stock. With each such acquisition, the Corporation's and Operating Company's interest in the Realty Partnership and the Operating Partnership, respectively, will increase.

    The Paired Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PAH." On September 24, 1998, the reported closing sale price of the Paired Common Stock on the NYSE was $13.125 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES OF PAIRED COMMON STOCK.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is            , 1998

                             AVAILABLE INFORMATION

    The Companies have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Companies file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Companies) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

    The Companies are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Companies can be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

    Certain persons, including any underwriters, participating in the offering made by any Prospectus Supplement may engage in transactions that stabilize, maintain or otherwise affect the price of the Paired Common Stock. Such transactions may include stabilizing the purchase of Paired Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see the applicable Prospectus Supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents are incorporated herein by reference:

    Corporation and Operating Company (Nos. 001-09319, 001-09320)

    1. Annual Report on Form 10-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal year ended December 31, 1997;

    2. Quarterly Reports on Form 10-Q of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal quarters ended March 31, 1998 and June 30, 1998;

    3. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated: (i) July 1, 1997 (filed July 11, 1997); (ii) July 15, 1997 (filed July 21, 1997); (iii) July 22, 1997 (filed July 22, 1997);
(iv) September 17, 1997 (filed September 17, 1997); (v) September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997); (vi) September 30, 1997 (filed November 12, 1997); (vii) December 2, 1997 (filed December 4, 1997);
(viii) December 10, 1997 (filed December 10, 1997); (ix) January 5, 1998 (filed January 13, 1998); (x) February 9, 1998 (filed February 12, 1998); (xi) March 23, 1998 (filed March 30, 1998); (xii) April 2, 1998 (filed April 8, 1998);
(xiii) April 20, 1998 (filed

April 22, 1998); (xiv) May 27, 1998, as amended (filed May 27, 1998 and May 28,
1998); and (xv) June 2, 1998, as amended (filed June 17, 1998 and August 6,
1998); and

    4. The description of the paired shares of Corporation Common Stock and Operating Company Common Stock contained or incorporated by reference in Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form 8-A, including any amendments thereto.

    Patriot American Hospitality, Inc. (Patriot) (No. 001-13898)

    1. Current Reports on Form 8-K of Patriot American Hospitality, Inc., dated:
(i) January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997 and May 19, 1997); (ii) February 24, 1997 (filed
March 3, 1997); (iii) April 14, 1997, as amended (filed April 17, 1997 and April 18, 1997); and (iv) June 6, 1997 (filed June 7, 1997).

    All other documents filed with the Commission by the Corporation or the Operating Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to 1950 Stemmons Freeway, Suite 6001, Dallas, TX 75207,
Attention: Shareholder Relations (Telephone No. (214) 863-1000).

    This Prospectus and the documents incorporated herein by reference contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Companies' actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" below.

    No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Companies since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                                  RISK FACTORS

    Unitholders should carefully consider the following information in conjunction with the other information contained in or incorporated by reference in this Prospectus in considering whether to exercise their Redemption Right.

REAL ESTATE INVESTMENT TRUST TAX RISKS

    The Corporation operates in a manner designed to permit it to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), but no assurance can be given that the Corporation has operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to an operating company with which its stock is paired. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Corporation's control or not susceptible to legal opinion. Qualification of the Corporation as a REIT also generally depends on the REIT qualification of Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"), for periods prior to July 1, 1997, at which time Patriot merged with the Corporation (formerly known as California Jockey Club), with the Corporation being the surviving corporation (the "Cal Jockey Merger"). See "Certain Federal Income Tax Considerations--REIT Qualification."

    If the Corporation fails to qualify as a REIT, the Corporation will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion below regarding the impact if the Corporation failed to qualify as a REIT in 1983, the Corporation also will be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Corporation available for distribution to stockholders because of the additional tax liability to the Corporation for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of the Corporation's qualifying as a REIT, the Corporation might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Corporation.

    EXEMPTION FROM ANTI-PAIRING RULES; RECENT LEGISLATION LIMITS USE OF PAIRED
     SHARE STRUCTURE

    The Corporation's ability to qualify as a REIT is dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) of the Code would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as the Operating Company. Subject to the discussion below regarding recent legislation, the "grandfathering" rules governing Section 269B generally provide, however, that
Section 269B(a)(3) does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting the application of this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise. Moreover, although the Corporation's and the Operating Company's respective predecessors, California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows"), were paired on June 30, 1983, if for any reason Cal Jockey failed to qualify as a REIT in 1983 the benefit of the grandfathering rule would not be available to the Corporation and the Corporation would not qualify as a REIT for any taxable year.

    The Corporation's ability to utilize the paired structure is limited as a result of the Internal Revenue Service Restructuring and Reform Act of 1998 (the "Reform Act"), which was signed into law by the President on July 22, 1998. Included in the Reform Act is a freeze on the grandfathered status of paired share REITs such as the Corporation. Under this legislation, the anti-pairing rules provided in the Code apply to real property interests acquired after March 26, 1998 by the Companies, or by a subsidiary or partnership in which a ten percent or greater interest is owned by the Companies (a "10-percent subsidiary"), unless (1) the real property interests are acquired pursuant to a written agreement that was binding on March 26, 1998 and at all times thereafter or (2) the acquisition of such real property interests was described in a public announcement or in a filing with the SEC on or before March 26, 1998. Under an exception to the foregoing rule, a corporation subject to federal income taxation will not be treated as a 10-percent subsidiary of the Corporation, although it may nevertheless be treated as a 10-percent subsidiary of the Operating Company. In addition, the grandfathered status of any property under the foregoing rules will be lost if a lease or renewal with respect to such property is determined to exceed an arm's length rate. The Reform Act also provides that a property held by the Companies that is not subject to the anti-pairing rules will become subject to such rules in the event of an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200 percent of (A) the undepreciated cost of the property (prior to the improvement) or (B) in the case of property acquired where there is a substituted basis, the fair market value of the property on the date it was acquired by the Companies. There is an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect on December 31, 1999 and at all times thereafter. The Reform Act generally permits the Corporation to continue its current method of operations with respect to its existing assets. However, the legislation restricts the ability of the Companies to operate newly acquired assets within the paired share structure.

    After passage of the Reform Act, the Companies considered various alternatives, including a possible recapitalization or restructuring of their operations, in response to the legislation. On September 16, 1998, the Companies announced that their respective Boards of Directors had elected to maintain the Companies' paired share structure. The Companies will therefore remain subject to the constraints of the paired share legislation, which will limit the Companies' ability to acquire new assets or make substantial improvements to existing properties that do not fall within the grandfathering rules described above. The Companies intend to monitor their activities and operations on an ongoing basis for purposes of complying with the new legislation and maintaining the Company's REIT qualification. However, issues may arise under the legislation with respect to which there is little or no authority or other guidance.

    Because certain corporate subsidiaries of a REIT are not treated as 10-percent subsidiaries, the legislation permits the Companies to hold newly acquired assets in taxable subsidiaries, and the Companies intend to proceed with future acquisition opportunities by establishing taxable subsidiaries on an as-needed basis. The use of such a structure is subject to REIT income and asset test limitations. Those income and asset test limitations could prevent the Companies from making acquisitions or dispositions that might otherwise be beneficial to the Companies, or could require the Companies to sell or otherwise dispose of assets in unfavorable market conditions or in a transaction subject to income tax, including the tax on built-in gains inherited from a C-corporation. See "Federal Income Tax Considerations--REIT Qualification--Built-In Gain Tax." Moreover, because the Corporation may not hold 10% or more of the voting securities of a corporate issuer, voting control of such subsidiaries will generally be held by the Operating Company or by individual officers and/or directors of the Companies. In addition, the taxable income generated by taxable subsidiaries would be subject to income taxes. See "Certain Federal Income Tax Considerations--Effects of Compliance with REIT Requirements."

    There can be no assurance that the constraints imposed by the new legislation and the REIT qualification requirements will not have an adverse effect on the Companies.

    POTENTIAL REALLOCATION OF INCOME

    Due to the paired share structure, the Corporation, the Operating Company, the Realty Partnership, the Operating Partnership, and their respective subsidiary entities are and will be controlled by the same interests. As a result, the Internal Revenue Service (the "IRS") could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. The Corporation would have to take into account any such adjustments in determining whether it qualified as a REIT. As a result, such adjustments could affect the Corporation's ability to qualify as a REIT. In addition, any challenge to the pricing of intercompany transactions could raise issues under recent legislation affecting paired share companies and therefore could affect the Corporation's ability to qualify as a REIT. See "--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

    ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, the Corporation is generally required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, if the Corporation acquires assets from a taxable C corporation in a merger or other tax-free transaction (including the January 5, 1998 acquisition by merger of Wyndham Hotel Corporation (the "Wyndham Acquisition") and the June 2, 1998 acquisition by merger of Interstate Hotels Company (the "Interstate Merger")), and during the ten-year period following such acquisition the Corporation disposes of any such assets, then the Corporation will be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets (determined as of the date of the acquisition of the assets) that the Corporation recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Certain Federal Income Tax Considerations--REIT Qualification--Built-In Gain Tax." The Corporation is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

    Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the hotel industry could require the Corporation to borrow funds on a short-term basis to meet the 95% distribution requirement or avoid the nondeductible excise tax.

    Distributions by the Companies will be determined by their respective Board of Directors and depend on a number of factors, including the amount of cash available for distribution and the financial condition of the Companies, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Corporation) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains (in the case of the Corporation), nontaxable return of capital, or a combination thereof. The Companies will provide stockholders with annual statements as to the taxability of distributions.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS; NEW BUSINESSES

    The Corporation is currently experiencing a period of rapid growth. The Companies are responsible for the management and operation of several new businesses, including direct hotel management, branding and franchising and thoroughbred racing, which were previously not part of the operations of Patriot. In addition, the Companies may acquire other new businesses in the future. The integration of departments, systems and procedures presents a significant management challenge, and the failure to integrate new acquisitions into existing management and operating structures could have a material adverse effect on the results of operations and financial condition of the Corporation and the Operating Company.

SUBSTANTIAL DEBT OBLIGATIONS; NO LIMITS ON INDEBTEDNESS; VARIABLE RATE DEBT

    The Companies have obtained an unsecured revolving line of credit that expires on July 18, 2000 (the "Revolving Credit Facility") and a series of term loans that expire beginning January 31, 1999 through March 31, 2003 (the "Term Loans") from certain lenders. As of September 22, 1998, the Companies' combined debt was approximately $3.8 billion and the Companies' ratio of combined debt to total market capitalization (without taking into account any shares of Paired Common Stock or cash deposited as collateral with the counterparties to the Price Adjustment Mechanisms (as defined below)) was approximately 59%. The Companies also may borrow additional amounts from the same or other lenders in the future, may assume debt in connection with acquisitions, or may issue corporate debt securities in public or private offerings. The Companies' organizational documents do not limit the amount of indebtedness the Companies may incur. Further, substantially all of the Companies' combined debt bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could adversely affect the Companies' ability to make distributions.

    There can be no assurance that the Companies will be able to meet their debt service obligations and, to the extent that they cannot, the Companies risk the loss of some or all of their assets, including the hotels. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Corporation or the Operating Company is in need of funds to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in properties at times which may not permit realization of the maximum return on such investments.

    The foregoing risks associated with debt obligations of the Companies may inhibit the ability of the Companies to raise capital in both the public and private markets.

POSSIBLE ADVERSE EFFECTS OF FAILURE TO SPIN-OFF INTERSTATE'S THIRD-PARTY HOTEL
  MANAGEMENT BUSINESS

    On May 27, 1998, the Companies and Interstate Hotels Company ("Interstate") entered into a settlement agreement (as amended on August 27, 1998, the "Settlement Agreement") with Marriott International, Inc. ("Marriott") which addressed certain claims asserted by Marriott in connection with the Corporation's then proposed merger with Interstate. The Settlement Agreement provided for the dismissal of litigation brought by Marriott, and allowed the Corporation's merger with Interstate to close on June 2, 1998.

    In addition to dismissal of the Marriott litigation, the Settlement Agreement provides for three principal transactions: (i) the re-branding of ten Marriott hotels under the Wyndham name, (ii) the assumption by Marriott of the management of ten Marriott hotels formerly managed by Interstate for the remaining term of the Marriott franchise agreement, and (iii) the divestiture by the Companies by January 29, 1999 (subject to extension upon payment of certain fees by the Companies) of the third-party management business which was operated by Interstate (the "Spin-off"). The ten Marriott hotels are expected to be converted to the Wyndham brand over the next approximately 15 months.

    In the event that the Spin-off is completed after January 29, 1999, Marriott will be entitled to receive 110% of the fees otherwise due under the submanagement agreements with respect to the ten hotels Marriott will manage pursuant to the submanagement arrangement described above. In addition, if the Companies do not make all necessary government filings in connection with the Spin-off by October 30, 1998 or the Spin-off is not completed by March 30, 1999, the Companies will be subject to additional penalties. These additional penalties include the right on the part of Marriott to purchase, subject to third-party consents, the hotels to be submanaged by Marriott and six additional Marriott hotels owned by the Companies at their then appraised values. Moreover, the Companies, subject to any defenses they may have, would owe Marriott liquidated damages with respect to the hotels converted to the Wyndham brand, those to be submanaged by Marriott, and the six additional Marriott hotels Marriott would have the option to purchase. The Companies also anticipate that Marriott would require third-party owners of the Companies' Marriott-branded hotels to choose an alternative manager for their hotels. As a result, each respective hotel would either: (i) lose the Marriott brand, at which time the Companies would have to compensate Marriott for any lost franchise fees or (ii) terminate the management contract with the Companies and enter into a contract with an alternative manager. The Companies would owe liquidated damages on any third-party Marriott-franchised hotel which chooses to convert its brand.

POTENTIAL DILUTION AND LIQUIDITY EFFECTS OF THE PRICE ADJUSTMENT MECHANISMS

    Because the Companies must periodically increase their equity base to maintain financial flexibility and continue with their growth strategy, the Companies have utilized private placements of equity in conjunction with a price adjustment mechanism as a means to raise capital. The Companies have entered into transactions with three counterparties involving the sale of an aggregate of 13.3 million shares of Paired Common Stock, with related purchase price adjustment mechanisms ("Price Adjustment Mechanisms"). Settlement under one or more of the Price Adjustment Mechanisms could have adverse effects on the Companies' liquidity or dilutive effects on the Companies' capital stock. As of September 22, 1998, one of the counterparties to one of the Price Adjustment Mechanisms was entitled to require settlement of its transactions (which settlement would give one of the other two counterparties the right to demand settlement of its transaction). If the reset price or unwind price (in the case of two of the Price Adjustment Mechanisms) or the market price (in the case of one of the Price Adjustment Mechanisms) of the Paired Common Stock is less than the applicable forward price or reference price on a given settlement date or interim settlement or reset date, the Companies will be obligated to deliver cash or additional shares of Paired Common Stock to effect such settlement, interim settlement or reset. Delivery of cash would adversely affect the Companies' liquidity, and delivery of shares would have dilutive effects on the capital stock of the Companies. Moreover, settlement (whether by reason of a drop in the price of the Paired Common Stock or otherwise) may force the Companies to issue shares of Paired Common Stock at a depressed price, which may heighten the dilutive effects on the capital stock of the Companies. The dilutive effect of a stock settlement and the adverse liquidity effect of a cash settlement increase significantly as the market price of the Paired Common Stock declines below the applicable forward price or reference price. Furthermore, under certain circumstances, the Companies may settle in shares of Paired Common Stock only if a registration statement covering such shares is effective. There can be no assurance that a registration statement with respect to any such shares will be declared and remain effective. If the Companies settled all three transactions in cash on September 22, 1998, they would be obligated to deliver to the counterparties a total of approximately $320 million (without application of the cash currently held as collateral by the counterparties) and would receive from the counterparties a total of 13.3 million shares of Paired Common Stock plus all shares of Paired Common Stock then held as collateral by the counterparties.

POTENTIAL CONFLICTS OF INTEREST BETWEEN THE CORPORATION AND THE OPERATING
  COMPANY

    The Corporation and the Operating Company are separate corporate entities with separate Boards of Directors and executive officers. Although the Companies have several of the same directors, a majority of the directors and officers of each of the Corporation and the Operating Company do not serve as directors or officers of the other company. In addition, the Corporation and the Operating Company generally have different employees, separate creditors and are subject to different state law licensing and regulatory requirements. Since the consummation of the Wyndham Acquisition on January 5, 1998, the Companies have also had separate Chairmen of the Board and Chief Executive Officers. As a result, the interests of the Corporation Board and the Operating Company Board may conflict, and such conflicts may possibly rise to disputes between the Companies. The Corporation and the Operating Company have entered into the Cooperation Agreement, dated December 18, 1997, between the Corporation and the Operating Company (the "Cooperation Agreement"), which the Companies believe will help decrease the possibility of disagreements. There can be no assurance, however, that such disagreements will not arise. In addition, there can be no assurance that the interests of the officers and/or directors of one company who also serve as officers and/or directors of the other company will not conflict with their interests as officers and/or directors of such other company or that their actions as officers and/or directors of one company will not adversely affect the interests of the other company. Any such disagreements or conflicts could have a material adverse effect on the results of operations of the Corporation and the Operating Company.

DEPENDENCE ON LESSEES AND PAYMENTS UNDER THE PARTICIPATING LEASES

    The Corporation leases substantially all of its existing hotels to the Operating Company and to lessees (the "Lessees") pursuant to separate participating leases (the "Participating Leases"). The Corporation's ability to make distributions to stockholders depends primarily upon the ability of the Operating Company or the Lessees to make rent payments under the Participating Leases (which is dependent primarily on the Operating Company's and the Lessees' ability to generate sufficient revenues from those hotels which are leased to them). A failure or delay to make such payments may be caused by reductions in revenue from such hotels or in the net operating income of the Operating Company or the Lessees or otherwise. Any failure or delay by the Operating Company or the Lessees in making rent payments may adversely affect the Corporation's ability to make distributions to stockholders.

LACK OF CONTROL OVER OPERATIONS OF CERTAIN HOTELS LEASED OR MANAGED BY THIRD
  PARTIES

    The Corporation is dependent on the ability of the Operating Company, the Lessees and the hotel management entities that manage the hotels (the "Operators") to manage the operations of hotels that are leased or operated by them. Under the terms of the Participating Leases, the Corporation has the authority to review annual budgets for the hotels which are leased to the Lessees and to approve certain items. However, the Corporation is unable to directly implement strategic business decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions with respect to such hotels.

HOTEL INDUSTRY RISKS

    OPERATING RISKS

    The primary businesses of the Companies are buying, selling, leasing and managing hotels, which are subject to operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources and experience than the Companies and the Lessees, (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in past years, and may not be offset in future years, by increased room rates, (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal, (iv) increases in energy costs and other expenses of travel, which may deter travelers and (v) adverse effects of general and local economic conditions. These factors could adversely affect the ability of the Lessees and the Operating Company to generate revenues and to make lease payments and therefore the Corporation's ability to make distributions to stockholders. The Companies are also subject to the risk that in connection with the acquisition of hotels and hotel operating companies it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees, the Operators or the Operating Company, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until the Corporation or the Operating Company obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverages licenses or other operating licenses could adversely affect the ability of the affected Lessees, Operators or the Operating Company to generate revenues and make lease payments to the Corporation.

    OPERATING COSTS AND CAPITAL EXPENDITURES; HOTEL RENOVATION

    Hotels, in general, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of furniture, fixtures and equipment ("F, F & E"). Under the terms of the Participating Leases, the Corporation is obligated to establish a reserve to pay the cost of certain capital expenditures at its hotels and pay for periodic replacement or refurbishment of F, F & E. If capital expenditures exceed the Corporation's expectations, the additional cost could have an adverse effect on the Corporation's cash available for distribution. In addition, the Corporation may acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

    COMPETITION FOR HOTEL ACQUISITION OPPORTUNITIES

    The Companies may be competing for investment opportunities with entities that have substantially greater financial resources. These entities may generally be able to accept more risk than the Companies can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Companies and increase the bargaining power of property owners seeking to sell.

    Additionally, the Companies' ability to acquire additional hotels could be negatively impacted by the paired share ownership structure because hotel management companies, franchisees and others who historically approached Patriot with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future out of concern that the Corporation will rely primarily on the Operating Company to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on the Companies' acquisition activities in the future.

    SEASONALITY

    The hotel industry is seasonal in nature. Revenues at certain hotels are greater in the first and second quarters of a calendar year and at other hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at hotels may cause quarterly fluctuations in the operating revenues of the Operating Company and the lease revenues of the Corporation.

REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS

    The Companies' investments will be subject to varying degrees of risk generally incidental to the ownership of real property. The underlying value of the Corporation's real estate investments and the Companies' income and ability to make distributions to its stockholders will be dependent upon the ability of the Lessees, the Operators and the Operating Company to operate the Corporation's hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases with the Corporation. Income from the Corporation's hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Companies.

    VALUE AND ILLIQUIDITY OF REAL ESTATE

    Real estate investments are relatively illiquid. The ability of the Corporation to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Corporation must sell an investment, there can be no assurance that the Corporation will be able to dispose of it in the time period it desires or that the sales price of any investment will equal or exceed the amount of the Corporation's investment.

    PROPERTY TAXES

    The Companies' hotels and racing facilities are subject to real property taxes. The real property taxes on hotel properties in which the Corporation invests as well as the Corporation's racing facilities may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Companies' ability to make distributions to its stockholders could be adversely affected.

    CONSENTS OF GROUND LESSOR REQUIRED FOR SALE OF CERTAIN HOTELS

    Certain of the Corporation's hotels and the land upon which the Bay Meadows Racecourse (the "Racecourse") is situated are subject to ground leases with third party lessors. In addition, the Corporation may acquire hotels in the future that are subject to ground leases. Any proposed sale of a property that is subject to a ground lease by the Corporation or any proposed assignment of the Corporation's leasehold interest in the ground lease may require the consent of third party lessors. As a result, the Corporation may not be able to sell, assign, transfer or convey its interest in any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of the stockholders.

    ENVIRONMENTAL MATTERS

    The operating costs of the Companies may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Corporation's hotels, the Companies, the Lessees or the Operators may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Corporation's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at substantially all of the Corporation's hotels and the Racecourse by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the Corporation's hotels or the Racecourse may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Corporation believes would have a material adverse effect on its business, assets, results of operations or liquidity, nor is the Corporation aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Corporation is currently unaware. The Corporation has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the hotels or the Racecourse.

    UNINSURED AND UNDERINSURED LOSSES

    Each of the Participating Leases specifies comprehensive insurance to be maintained on each of the applicable leased hotels, including liability, fire and extended coverage. The Corporation believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels (including those leased to the Operating Company) will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of each of the Companies will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Corporation or the Operating Company, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of the Corporation or the Operating Company, as the case may be. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Corporation or the Operating Company might not be adequate to restore its economic position with respect to such property.

    ACQUISITION AND DEVELOPMENT RISKS

    The Companies currently intend to pursue acquisitions of additional hotels and hotel operating companies and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such acquired hotels or hotel operating companies will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisition. In addition, hotel development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Corporation generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit the Corporation's ability to rely upon lease income from its hotels or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or the Corporation's cash available for distribution might be adversely affected.

    DEPENDENCE ON MANAGEMENT CONTRACTS

    Management contracts are acquired, terminated, renegotiated or converted to franchise agreements in the ordinary course of the Companies' business. While, as of September 22, 1998, the average remaining term of the Companies' management contracts was approximately 13 years, these management contracts generally may be terminated by the owner of the hotel property if the hotel manager fails to meet certain performance standards, if the property is sold to a third party, if the property owner defaults on indebtedness encumbering the property and/or upon a foreclosure of the property. Other grounds for termination of the Companies' upscale hotel management contracts include a hotel owner's election to close a hotel and certain business combinations involving the Companies in which the Companies' name or current management team does not survive.

    There can be no assurance that the Companies will be able to replace terminated management contracts, or that the terms of renegotiated or converted contracts will be as favorable as the terms that existed before such renegotiation or conversion. The Companies also will be subject to the risk of deterioration in the financial condition of a hotel owner and such owner's ability to pay management fees to the Companies. In addition, in certain circumstances, the Companies may be required to make loans to or capital investments or advances in hotel properties in connection with management contracts. A material deterioration in the operating results of one or more of these hotel properties and/or a loss of the related management contracts could adversely affect the value of the Companies' investment in such hotel properties.

RISKS OF OPERATING HOTELS UNDER FRANCHISE OR BRAND AFFILIATIONS

    Certain of the Corporation's hotels are operated under franchise or brand affiliations. In addition, hotels in which the Corporation subsequently invests may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand is generally contingent upon the continuation of the management agreement related to that hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Companies, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a Franchise License. It is possible that a franchisor could condition the continuation of a Franchise License on the completion of capital improvements which the Corporation's Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Corporation's Board of Directors may elect to allow the Franchise License to lapse which could under certain circumstance result in the Corporation incurring significant costs for terminating such Franchise License. In any case, if a franchise or brand affiliation is terminated, the Corporation and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

                                 THE COMPANIES

THE CORPORATION

    The Corporation is a self-administered REIT under the Code. The Corporation owns interests in a portfolio of hotels, including full service, resorts, suite hotels, limited service hotels and conference centers. The portfolio is diversified by franchise and brand affiliation with nationally recognized hotel companies. A significant number of hotels are franchised under the Corporation's proprietary brands, including Wyndham Hotels, Wyndham Hotels and Resorts, Wyndham Gardens-Registered Trademark-, Wyndham Grand Heritage, Summerfield Suites-Registered Trademark-, Sierra Suites-Registered Trademark-, Carefree-Registered Trademark-, Malmaison and Clubhouse
Inns-Registered Trademark-. Other major franchises include Crowne Plaza-Registered Trademark-, Holiday Inn-Registered Trademark-, Doubletree-Registered Trademark-, Radisson-Registered Trademark-, Ramada-Registered Trademark-, Hilton-Registered Trademark-,
Hyatt-Registered Trademark-, Sheraton, Four Points by
Sheraton-Registered Trademark-, Embassy Suites-Registered Trademark-, Marriott-Registered Trademark-, Marriott Courtyard-Registered Trademark-, Hampton Inn-Registered Trademark- and Grand Bay-Registered Trademark-. The portfolio of hotels serve major U.S. business centers, including Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Houston, Miami, San Francisco, Philadelphia and Seattle. The portfolio also includes world-class resort hotels as well as hotels in major tourist destinations, including Scottsdale and Tucson, Arizona; Carmel and San Diego, California; Telluride, Colorado; San Juan, Puerto Rico; New Orleans, Louisiana; and San Antonio, Texas. The portfolio also includes hotels located in Europe, Canada and the Caribbean. In addition, the Corporation leases land in San Mateo, California upon which the Racecourse is situated.

    As part of their ongoing businesses, the Companies continually engage in discussions with public and private real estate entities, including, without limitation, current lessees of the Companies' hotels, regarding possible portfolio or single asset acquisitions, as well as the acquisition of hotel leasing and management operations. No assurances can be made that the Companies will acquire any such acquisition opportunities. Additionally, the Companies periodically evaluate their existing portfolio for possible divestiture of non-core, non-proprietarially branded properties. No assurances can be made that the Companies will divest any of these properties.

    The Corporation conducts a substantial part of its operations through the Realty Partnership, which owns, directly and through its subsidiaries, the Corporation's interests in each of its hotels. Through PAH GP and PAH LP, the Corporation holds the sole general partnership interest and a limited partnership interest, respectively, in the Realty Partnership.

    Since 1983, the shares of Corporation Common Stock have been paired and have traded together with the shares of Operating Company Common Stock as a single unit pursuant to a stock pairing agreement. The terms of the stock pairing agreement are set forth in the Pairing Agreement, dated as of February 17, 1983 and amended from time to time thereafter, by and between the Corporation and the Operating Company (the "Pairing Agreement"). Since the Cal Jockey Merger, the Paired Common Stock has been listed on the NYSE under the symbol "PAH."

    The Corporation's principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 and its telephone number at that location is (214) 863-1000.

THE OPERATING COMPANY

    The Corporation leases the majority of its hotels to the Operating Company. In addition to leasing hotels, the Operating Company provides management services to other third party owners. The Operating Company also owns interests in three resort hotels in Puerto Rico and is engaged in the business of conducting and offering pari-mutual wagering on thoroughbred horse racing at the Racecourse. As described above, shares of Operating Company Common Stock are paired and trade together with the shares of Corporation Common Stock as a single unit on the NYSE pursuant to the Pairing Agreement. The Operating Company conducts a substantial portion of all of its operations through the Operating Partnership, which owns, directly and through its subsidiaries, the Operating Company's assets. The Operating Company holds the sole general partnership interest and a limited partnership interest in the Operating Partnership.

    The Operating Company's principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 and its telephone number at that location is (214) 863-1000.

                          DESCRIPTION OF CAPITAL STOCK

    The rights of stockholders of the Corporation and the Operating Company are governed by the Amended and Restated Certificate of Incorporation of the Corporation (the "Corporation Charter") and the Amended and Restated Certificate of Incorporation of the Operating Company (the "Operating Company Charter" and, together with the Corporation Charter, the "Charters") and the Amended and Restated Bylaws of the Corporation (the "Corporation Bylaws") and the Amended and Restated Bylaws of the Operating Company (the "Operating Company Bylaws" and, together with the Corporation Bylaws, the "Bylaws"). The rights of such stockholders are also governed by the terms of the Pairing Agreement and the Cooperation Agreement. The following discussion summarizes certain of the key terms of the Charters, the Bylaws, the Pairing Agreement and the Cooperation Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Pairing Agreement, the Cooperation Agreement, the Charters and the Bylaws.

    Under the Charters, each of the Corporation and the Operating Company has the authority to issue 650,000,000 shares of Corporation Common Stock and Operating Company Common Stock, respectively, 100,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 750,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock").

    Issuances of shares of Corporation Common Stock, Operating Company Common Stock and other equity securities of the Corporation and the Operating Company are subject to the terms and conditions of the Pairing Agreement and the Cooperation Agreement.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. Except as otherwise required by law, by the terms of Corporation Series A Preferred Stock (see discussion below), by the Charters with respect to Excess Stock or as provided in any resolution adopted by either of the Corporation Board or the Operating Company Board with respect to any series of Preferred Stock, the holders of Paired Common Stock exclusively possess all voting power. The Charters do not provide for cumulative voting in the election of directors. Subject to the terms of the Corporation Series A Preferred Stock and any preferential rights of any outstanding series of Preferred Stock and the rights of holders of Excess Stock, the holders of shares of Paired Common Stock are entitled to such dividends as may be declared from time to time by the Corporation Board and the Operating Company Board from funds available for such purpose, and upon liquidation are entitled to receive pro rata all assets of the Corporation and the Operating Company available for distribution to such holders. All shares of Paired Common Stock will, when issued, be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

    Holders of Paired Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Corporation or the Operating Company.

    Each of the Corporation and the Operating Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    Pursuant to the Delaware General Corporation Law (the "DGCL"), a merger or consolidation involving either of the Corporation or the Operating Company requires the approval of a majority of the outstanding shares of the constituent corporation to the transaction entitled to vote on such a matter.

PREFERRED STOCK

    Each of the Corporation Board and the Operating Company Board is authorized, subject to the provisions of the Cooperation Agreement (see discussion below), to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because each of the Corporation Board and the Operating Company Board has the power to establish the preferences and rights of each class or series of Preferred Stock, each such Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Corporation Common Stock or Operating Company Common Stock, respectively. The issuance of shares of Preferred Stock could have the effect of delaying or preventing a change in control of the Corporation or the Operating Company.

CORPORATION SERIES A PREFERRED STOCK

    In connection with the Wyndham Acquisition, the Corporation issued 4,860,876 shares of Corporation Series A Preferred Stock to CF Securities, L.P., the principal shareholder of Wyndham prior to the Wyndham Acquisition, which shares have the rights and privileges set forth in the Certificate of Designation for the Corporation Series A Preferred Stock (the "Certificate of Designation"). The Corporation Series A Preferred Stock is a series designated out of the Preferred Stock of the Corporation. The following is a summary of certain provisions of the Corporation Series A Preferred Stock. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Corporation Charter and the Certificate of Designation.

    Each share of Corporation Series A Preferred Stock is entitled to dividends when, as and if declared and paid on the shares of Paired Common Stock in an amount equal to the sum of the dividends paid on a share of Paired Common Stock. Dividends on the Corporation Series A Preferred Stock will rank pari passu with dividends on the shares of Paired Common Stock.

    The Corporation Series A Preferred Stock is entitled to one vote per share, voting together as a class with the shares of the Corporation Common Stock, on any matter submitted for a vote of the stockholders of the Corporation. The Corporation Series A Preferred Stock is convertible at any time into shares of Paired Common Stock on a one-for-one basis by the holders thereof, subject to the Ownership Limit provisions set forth in the Charters. In addition, the Corporation Series A Preferred Stock is mandatorily convertible at any time and in any amount upon notice by the Corporation, provided that the amount so converted will not cause a violation of the Ownership Limit provisions set forth in the Charters.

    Upon a liquidation, dissolution or winding up of the Corporation, each holder of Corporation Series A Preferred Stock is entitled to receive, on a per share basis, (i) the Dissolution Preference (as defined below) and (ii) a ratable share, together with the holders of Corporation Common Stock, in the assets of the Corporation available for distribution on the Corporation Common Stock. The term "Dissolution Preference" means, as applicable, either (A) if the Operating Company has previously been or is simultaneously liquidated, dissolved or wound up, a preference equal to the amount per share of Operating Company Common Stock which was or will be received by the holders of Operating Company Common Stock upon the liquidation, dissolution or winding up of the Operating Company or (B) if the Operating Company has not previously been or is not simultaneously liquidated, dissolved or wound up, a preference per share equal to an amount determined by an independent investment banker selected by the Corporation Board (with the agreement of the majority holder of the Corporation Series A Preferred Stock, if there is one at such time) to be equal to the then current value of a share of Operating Company Common Stock, without regard to the paired share structure of the Companies. If the Operating Company has been previously liquidated, dissolved or wound up, then any Dissolution Preference will accrue interest at the applicable federal rate from the date the liquidating distributions were made on the Operating Company Common Stock unless and until paid.

OPERATING COMPANY SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

    On June 30, 1998, the Operating Company acquired the hospitality-related business of CHC International, Inc. ("CHCI") through merger (the "CHCI Merger"). By operation of the CHCI Merger, each issued and outstanding CHCI share of common stock and certain stock option rights were converted into the right to receive shares of Operating Company Series A Preferred Stock and shares of Operating Company Series B Preferred Stock. Generally, each CHCI stockholder has the right to receive an equal number of shares of Operating Company Series A Preferred Stock and shares of Operating Company Series B Preferred Stock.

    Each share of Operating Company Series A Preferred Stock may be redeemed, at the option of the holder, for cash equal to the value of a share of the Paired Common Stock at the time of redemption (the "Redemption Value") at any time following the first anniversary of the closing of the CHCI Merger. Each share of Operating Company Series B Preferred Stock may also be redeemed, at the option of the holder, for cash equal to the Redemption Value; however, such redemption is restricted until the fifth anniversary of the closing of the CHCI Merger. The Redemption Value may, at the Operating Company's option, be paid by the delivery of one share of the Paired Common Stock for each share of Operating Company Preferred Stock redeemed. Further, if the Operating Company fails to comply with certain covenants, the Operating Company Preferred Stock may be redeemed, at the option of the holder, for cash or, at the Operating Company's option, shares of Paired Common Stock at the Redemption Value plus a premium. The dividend rate on the shares of Operating Company Preferred Stock is equivalent to the dividend rate on the shares of Paired Common Stock. Dividends on Operating Company Series B Preferred Stock are subject to increase during the five years subsequent to the closing of the CHCI Merger if the shares are transferred by the original holder. If the dividends on the Operating Company Preferred Stock are not paid when due, dividends will instead accrue at the rate of 115% per annum on a compounded basis. Dividends on the Operating Company Preferred Stock will be preferential to dividends on shares of Operating Company Common Stock. The Operating Company Preferred Stock is redeemable at the

Operating Company's option at the Redemption Value. Except as required by law, the Operating Company Preferred Stock will be non-voting.

    Upon a liquidation, dissolution, or winding up of the Operating Company, the holders of Operating Company Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Operating Company to the holders of Operating Company Common Stock, any stock not on a parity with the Operating Company Preferred Stock for liquidation purposes or any stock ranking junior to the Operating Company Common Stock, an amount equal to the greater of (i) $23.25, plus all accrued but unpaid dividends, for each share of Operating Company Preferred Stock then held by them, and (ii) the amount that a holder of a share of Operating Company Preferred Stock would have received if such holder held the number of shares of Operating Company Common Stock equal to the number of such shares of Operating Company Preferred Stock.

EXCESS STOCK

    Upon the violation of certain transfer restrictions contained in the Charters, shares of any class or series of outstanding capital stock of the Corporation and the Operating Company (collectively, "Equity Stock") will automatically be converted into an equal number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, and transferred to a trust (a "Trust"). See "Restrictions on Transfers of Capital Stock." Such shares of Excess Stock held in trust shall remain outstanding shares of stock of the Corporation and the Operating Company and shall be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). The Trustee and the Beneficiary shall be designated pursuant to the terms of the Pairing Agreement. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to timing and amount) as may be declared by the Corporation Board or the Operating Company Board, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee of the Trust, as record holder of the shares of the Excess Stock, shall be entitled to receive all dividends and distributions and shall hold such dividends and distributions in trust for the benefit of the Beneficiary of the Trust. Upon the sale of the shares of Excess Stock to either a permitted transferee under the Charters (a "Permitted Transferee") or to the Corporation or the Operating Company, as the case may be, such shares of Excess Stock will be automatically converted into an equal number of shares of Equity Stock of the same class or series from which such Excess Stock was converted. Pursuant to the Pairing Agreement, the conversion of Equity Stock of the Corporation or the Operating Company into Excess Stock, or the conversion of Excess Stock of the Corporation or the Operating Company into Equity Stock, requires conversion of the corresponding share of the Corporation or the Operating Company, as the case may be.

THE PAIRING AGREEMENT

    Under the Pairing Agreement, shares of Corporation Common Stock and Operating Company Common Stock shall not be transferrable or transferred on the books of such company unless a simultaneous transfer is made by the same transferor to the same transferee of an equal number of shares of common stock of the other company. Neither the Corporation nor the Operating Company may issue shares of Corporation Common Stock or Operating Company Common Stock, as the case may be, unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of common stock of the other company and for the pairing of such shares. Each certificate issued for Corporation Common Stock or Operating Company Common Stock must be issued "back-to-back" with a certificate evidencing the same number of shares of common stock of the other company. Each certificate must bear a conspicuous legend on its face referring to the restrictions on ownership and transfer under the Pairing Agreement. The Pairing Agreement provides that each of the Corporation and the Operating Company may issue shares of capital stock of any class or series (other than Corporation Common Stock and Operating Company Common Stock), irrespective of whether such shares are convertible into shares of Corporation Common Stock and Operating Company Common Stock, without making provision for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of capital stock of the other company and for the pairing of such shares.

    In addition, pursuant to the Pairing Agreement, neither the Corporation nor the Operating Company may declare a stock dividend consisting in whole or in part of Corporation Common Stock or Operating Company Common Stock, issue any rights or warrants to purchase any shares of Corporation Common Stock or Operating Company Common Stock or subdivide, combine or otherwise reclassify the shares of Corporation Common Stock or Operating Company Common Stock unless the other company simultaneously takes the same or equivalent action.

    Pursuant to the Pairing Agreement, as desired from time to time, but no less than once each calendar year, the Corporation and the Operating Company are required to jointly arrange for the determination of the fair market value of the Operating Company Common Stock outstanding on such valuation date. Such valuation may be used from time to time by the Corporation and the Operating Company to change the allocation between the companies of the net proceeds from any issuance of paired equity. The Pairing Agreement may be terminated by the Board of Directors of either the Corporation or the Operating Company upon 30 days written notice to the other company that such termination has been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the company seeking to terminate the agreement. In the event the Pairing Agreement is terminated, the Corporation and the Operating Company have agreed to cooperate to effect a separation of the paired shares of both companies so as to permit the separate issuance and transfer thereof.

THE COOPERATION AGREEMENT

    Although a paired share structure may result in stockholders of the paired companies realizing certain economic benefits not realizable by stockholders of companies not having a paired share structure, each paired company is a separate corporate entity with a separate Board of Directors and different management teams. Accordingly, the interests of the Board of Directors and management of the paired companies may conflict and such conflicts may possibly rise to disputes between the companies. Prior to the Cal Jockey Merger, Cal Jockey and Bay Meadows experienced certain disagreements and disputes, some of which resulted in litigation between the companies. The Corporation and the Operating Company believe that these disagreements and disputes compromised the ability of Cal Jockey and Bay Meadows to operate the companies in a manner designed to maximize the potential economic benefits that could be realized for stockholders of the paired companies. The Corporation and the Operating Company believe that to increase the likelihood that the stockholders of the two Companies may fully realize the economic benefits of the paired share structure, it is in the best interests of the Companies and their respective stockholders that the risk of potential conflicts between the two Companies be minimized. Accordingly, the Corporation and the Operating Company have entered into the Cooperation Agreement.

    Under the terms of the Cooperation Agreement, the Corporation and Operating Company are obligated to cooperate to the fullest extent possible in the conduct of their respective operations and to take all necessary action to preserve the paired share structure and to maximize the economic and tax advantages associated therewith. One of the primary objectives of the Cooperation Agreement is to set forth the understanding of the Companies that the Corporation shall have the sole right and power to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies. The Cooperation Agreement provides for a number of corporate governance mechanisms designed to accomplish this objective and the other objectives set forth therein. These mechanisms include (i) the establishment of a cooperation committee that normally considers and proposes the agenda listing the matters to be considered at any joint meeting of the Corporation Board and the Operating Company Board, (ii) the establishment of corporate matters categories and procedures for the consideration and reconsideration of matters brought before the Corporation Board and the Operating Company Board, (iii) the establishment of a hotel acquisitions committee that is to analyze, evaluate and consider potential acquisitions by the Companies of hotel properties and related assets, (iv) provisions that govern the sole authority of the Corporation to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies, and (v) the establishment of an unpaired equity committee that will have the sole authority to authorize and approve issuances of unpaired equity by the Operating Company. Unless earlier terminated at any time by the mutual consent of the Corporation and the Operating Company, the Cooperation Agreement will terminate on the date that is 12 months after the date on which the Pairing Agreement is no longer in effect. In the event of any termination of the Cooperation Agreement, neither the Corporation nor the Operating Company (or any of its directors, officers, employees or agents) will have any liability or further obligation to any other party under the Cooperation Agreement.

TRANSFER AGENT

    The transfer agent and registrar for the Paired Common Stock is American Stock Transfer & Trust Company of New York, New York.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Corporation to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). In addition, the Corporation must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Corporation's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by Realty Partnership and its subsidiary partnerships from the Lessees will not qualify as rents from real property if the Corporation owns, actually or constructively, 10% or more of the ownership interests in any Lessee within the meaning of Section 856(d)(2)(B) of the Code, the result of which would be the loss of REIT status for the Corporation. See "Certain Federal Income Tax Considerations--REIT Qualification."

    In order to protect the Corporation against the risk of losing its status as a REIT and to otherwise protect the Corporation from the consequences of a concentration of ownership among its stockholders, the Charters provide, subject to certain exceptions, that no single person (which includes a "group" of persons) (other than an entity that is either a trust as described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code or a person that is registered under the Investment Company Act of 1940 (a "Look-Through Entity")) may Beneficially Own or Constructively Own (as those terms are defined below) in excess of 8.0% of the outstanding shares of any class or series of Equity Stock of the Corporation or the Operating Company (the "Ownership Limit"), unless the Ownership Limit is waived by the Board of Directors of the relevant company in accordance with the Charters. Any transfer of Equity Stock of the Corporation or the Operating Company that would (i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of the Corporation or the Operating Company in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters, (ii) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (iii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a tenant of the real property of the Corporation or a subsidiary of the Corporation within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio, and the intended transferee will acquire no right or interest in such shares of Equity Stock. For purposes of the Charters, "Beneficial Ownership" means, with respect to any individual or entity, ownership of shares of Equity Stock equal to the sum of (i) the shares of Equity Stock directly or indirectly owned by such individual or entity, (ii) the number of shares of Equity Stock treated as owned directly or indirectly by such individual or entity through the application of the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock which such individual or entity is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange

Act. The Charters provide that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 are treated as Look-Through Entities that are subject to a 9.8% "Look-Through Ownership Limit." Pension plans and mutual funds are among the entities that are not treated as holders of stock under the "five or fewer" requirement and the beneficial owners of such entities will be counted as holders for this purpose. For purposes of computing the percentage of shares of any class or series of Equity Stock of the Corporation or the Operating Company Beneficially Owned by any person or entity, any shares of Equity Stock of the Corporation or the Operating Company which are deemed to be Beneficially Owned by such person or entity pursuant to Rule 13d-3 of the Exchange Act but which are not outstanding shall be deemed to be outstanding. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings. Also for purposes of the Charters, "Constructive Ownership" means ownership of shares of Equity Stock by an individual or entity who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

    Upon the occurrence of a purported transfer of shares that would result in a violation of any of the foregoing transfer restrictions, that number of shares that violate the transfer restrictions shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust for the benefit of the Beneficiary, effective on the Trading Day (as defined below) prior to the date of the purported transfer of such shares, and the record holder of the shares of Equity Stock that are converted into shares of Excess Stock (a "Prohibited Owner") shall submit such number of shares of Equity Stock to the Corporation or the Operating Company, as the case may be, for registration in the name of the Trustee. In the case of Equity Stock that is paired, upon the conversion of a share of Equity Stock into a share of Excess Stock, the corresponding paired share of that same class or series of Equity Stock of the other company shall simultaneously be converted into a share of Excess Stock; such shares of Excess Stock shall be paired and shall be simultaneously transferred to a Trust. Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of either of the Corporation or the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued as that particular class or series of Equity Stock.

    Shares of Equity Stock that are converted into shares of Excess Stock and transferred to a Trust shall be held in trust for the exclusive benefit of the Beneficiary. Shares of Excess Stock will remain issued and outstanding shares of stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Corporation Board or the Operating Company Board, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. The Corporation and the Operating Company shall take all measures that they determine reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock beneficially owned or constructively owned by the person who, but for the restrictions on transfer, would constructively own or beneficially own the shares of Excess Stock and, as soon as reasonably practicable following receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

    In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation or the Operating Company, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series from which the Equity Stock was converted, that portion of the assets of the Corporation or the Operating Company, as the case may be, that is available for distribution to the holders of such class or series of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of the shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Equity Stock that is paired, shall equal the price paid per share multiplied by the most recent Valuation Percentage (as defined below)) and, in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the price per share equal to the Market Price (as defined below) on the date of such non-transfer event or transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

    Each share of Excess Stock shall entitle the holder to the number of votes the holder would have, if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The holders of shares of Excess Stock converted from the same class or series of Equity Stock shall vote together with the holders of such Equity Stock as a single class on all such matters. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to vote all shares of Excess Stock. Any vote taken by a Prohibited Owner prior to the discovery by the Corporation or the Operating Company, as the case may be, that the shares of Equity Stock were exchanged for shares of Excess Stock will be rescinded as void ab initio.

    The Trustee shall have the exclusive and absolute right to designate one or more Permitted Transferees of any and all shares of Excess Stock of the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, to exercise its or their option with respect to such shares as described below; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock (which, in the case of Excess Stock that is paired, shall equal the price paid per share multiplied by the most recent Valuation Percentage) and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the aforementioned transfer restrictions and without such acquisition resulting in the exchange of such shares of Equity Stock so acquired for shares of Excess Stock and the transfer of such shares of Excess Stock to a Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. In the case of Equity Stock that is paired, upon the conversion of a share of Excess Stock into a share of Equity Stock of the same class or series from which such Excess Stock was converted, the corresponding paired share of Excess Stock of the other company shall simultaneously be converted into a share of Equity Stock of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Corporation Board or the Operating Company Board, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued as such. The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and

(ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the Prohibited Owner. If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the aforementioned transfer restrictions including, without limitation, the Ownership Limit or the Look-Through Ownership Limit, as the case may be, such transfer shall be void ab initio as to that number of shares of Excess Stock that causes the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally sold. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the transfer to the purported Permitted Transferee and the provisions of the Charters regarding compensation to a Prohibited Owner shall apply to such shares with respect to any future transfer of such shares by the Trust.

    A Prohibited Owner shall be entitled to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)
(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) and (b) in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such non-transfer event or transfer and (ii) the price per share (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) received by the Trustee from the sale or other disposition of such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner shall be distributed to the Beneficiary.

    Shares of Excess Stock shall be deemed to have been offered for sale by a Trust to the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, or a designee of such company or companies, at a price per share equal to the lesser of (i) the price per share (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or non-transfer event, the Market Price at the time of such devise, gift or non-transfer event) or (ii) the Market Price on the date either company or both companies, in the case of Excess Stock that is paired, accept such offer. Either company or both companies, in the case of Excess Stock that is paired, shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the non-transfer event or purported transfer which results in such shares of Excess Stock or (b) the date on which either company or both companies, in the case of Excess Stock that is paired, determine in good faith that a transfer or non-transfer event resulting in shares of Excess Stock has previously occurred, if either company or both companies, in the case of Excess Stock that is paired, do not receive a notice of such transfer or non-transfer event. In the case of Excess Stock that is paired, neither the Corporation nor the Operating Company shall accept such an offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding shares of its Excess Stock.

    "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Equity Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock. In the case of Equity Stock that is paired, "Market Price" shall mean the "Market Price" for a share of Paired Common Stock multiplied by a fraction (expressed as a percentage) determined by dividing the value for such Equity Stock most recently determined under the Pairing Agreement over the value of a share of Paired Common Stock most recently determined under the Pairing Agreement (the "Valuation Percentage"). "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    Any person or entity that acquires or attempts to acquire shares of Equity Stock in violation of the aforementioned transfer restrictions, or any person or entity that owned shares of Equity Stock that were transferred to a Trust, shall immediately give written notice to the Corporation or the Operating Company or both, in the case of Equity Stock that is paired, of such event and shall provide such other information as the appropriate company or both companies, as the case may be, may request to determine the effect, if any, of such violation on the Corporation's status as a REIT.

    Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner shall provide to the Corporation or the Operating Company or both, in the case of Equity Stock that is paired, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as the case may be. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Corporation or the Operating Company shall, within 30 days after January 1 of each year, provide to the Corporation or the Operating Company or both, in the case of Equity Stock that is paired, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how such shares are held.

    All certificates representing shares of Equity Stock shall bear a legend referring to the aforementioned transfer restrictions. The transfer restrictions will continue to apply until the Corporation Board determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

    The restrictions on transfer contained in the Charters could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Equity Stock might receive a premium from their shares of Equity Stock over the then prevailing Market Price or which such holders might believe to be otherwise in their best interest.

    DESCRIPTION OF REALTY PARTNERSHIP UNITS AND OPERATING PARTNERSHIP UNITS
                          AND REDEMPTION OF UNIT PAIRS

GENERAL

    This Prospectus, and this section in particular, provides a summary of the material terms of the Partnership Agreements. The discussion and description of the material terms of the Partnership Agreements are subject to and qualified in their entirety by reference to the Partnership Agreements themselves, each of which is on file with the Commission and is incorporated by reference herein.

    Each Unitholder may, subject to certain limitations contained in the Partnership Agreements, exercise its Redemption Right with respect to a Unit Pair and require that the Partnerships redeem all or a portion of such Unitholder's Unit Pairs. This Redemption Right shall be exercised pursuant to a notice of redemption (the "Notice of Redemption") delivered to the Partnerships, with a copy delivered to the general partner of each of the Partnerships (collectively, the "General Partners") by the Unitholder exercising the Redemption Right. Upon redemption, a Unitholder will receive for each Unit Pair redeemed cash in an amount equal to the market value of one share of Paired Common Stock (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions); provided, however, that the Companies may, in their sole discretion, by notice to the redeeming Unitholder no less than five business days prior to the first business day that is at least 60 business days after the receipt by the Companies of the Notice of Redemption, elect to acquire any Unit Pair presented to the Partnerships for redemption for one share of Paired Common Stock (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions) or for cash in the amount described above. Each of the Partnership Agreements provides that neither of the Companies may elect to acquire a Unit Pair tendered for redemption for a share of Paired Common Stock unless the other company also so elects. If the Companies do not agree to acquire such Unit Pair for a share of Paired Common Stock, the Unit Pair shall be redeemed by each of the Companies for cash.

    Each of the Companies anticipates that it generally will elect to acquire any Unit Pairs presented to the Partnerships for redemption by the issuance of shares of Paired Common Stock pursuant to this Prospectus rather than by paying cash. However, under the terms of the Partnership Agreements, no redemption can occur if the delivery of shares of Paired Common Stock would be prohibited under the provisions of the Corporation's Charter that protect the Corporation's qualification as a REIT. See "Restrictions on Transfers of Capital Stock." In this circumstance, the Companies may elect to acquire any Unit Pairs presented for redemption for cash, in lieu of Paired Common Stock.

TAX CONSEQUENCES OF REDEMPTION

    The following discussion summarizes certain federal income tax considerations that may be relevant to a Unitholder who exercises its Redemption Right.

    SEPARATE TAXATION. Notwithstanding that Unit Pairs may be tendered for redemption only in tandem--i.e., as a unit--holders of Unit Pairs will be treated for U.S. federal income tax purposes as holding an equal number of units of limited partnership interest of the Realty Partnership and units of limited partnership interest of the Operating Partnership. The tax treatment of distributions to holders of Unit Pairs and of any gain or loss recognized upon a sale or other disposition of Unit Pairs must therefore be determined separately with respect to each unit contained within a Unit Pair. The tax basis and holding period for each unit contained within a Unit Pair also must be determined separately.

    TAX TREATMENT OF EXCHANGE OR REDEMPTION OF UNIT PAIRS. If the Companies elect to purchase Unit Pairs tendered for redemption, the Corporation will purchase the Realty Partnership Units that comprise the tendered Unit Pairs, and the Operating Company will purchase the Operating Partnership Units that comprise the tendered Unit Pairs. Each of the Partnership Agreements provides that the redeeming Unitholder, the issuing partnership and the purchasing company shall treat the transaction between the redeeming Unitholder and such company as a sale of the purchased units by the Unitholder to such company at the time of such redemption. Each such sale will be fully taxable to the redeeming Unitholder and such redeeming Unitholder will be treated as realizing for tax purposes on each sale an amount equal to the sum of (i) the cash value or the value of the shares of Corporation Common Stock received (in the case of the purchase of the Realty Partnership Units that comprise the tendered Unit Pairs) or the cash value or the value of the shares of Operating Company Common Stock received (in the case of the purchase of the Operating Partnership Units that comprise the tendered Unit Pairs) plus (ii) the amount of any liabilities allocable to the redeemed units at the time of the redemption (which in the case of Realty Partnership Units includes liabilities of the Realty Partnership only and in the case of Operating Partnership Units includes liabilities of the Operating Partnership only). The determination of the amount of gain or loss is discussed more fully below. If the Companies do not elect to purchase a Unitholder's Unit Pairs tendered for redemption, the Realty Partnership will redeem the Realty Partnership Units that comprise the tendered Unit Pairs, and the Operating Partnership will redeem the Operating Partnership Units that comprise the tendered Unit Pairs. If a partnership redeems its units for cash that the respective company contributes to the partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such units to such company in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Unitholder would be treated as realizing on such deemed sale an amount equal to the sum of the cash received for such units in the exchange plus the amount of any liabilities allocable to such units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Unitholder Generally."

    If the Companies do not elect to purchase Unit Pairs tendered for redemption and a partnership redeems units for cash that is not contributed by the respective company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the partnership redeems less than all of a Unitholder's units in that partnership, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of such Unitholder's units in such partnership immediately before the redemption. The same tax consequences would result if a company contributed cash to the respective partnership to effect a redemption, and the form of the transaction were respected for tax purposes (so that the redemption transaction were treated as the redemption of units by the partnership rather than a sale of units to such company).

    As noted above, if the Companies do not elect to purchase Unit Pairs tendered for redemption, the Realty Partnership will redeem the Realty Partnership Units that comprise the tendered Unit Pairs, and the Operating Partnership will redeem the Operating Partnership units that comprise the tendered Unit Pairs. There can be no assurance that the Partnerships will fund their respective redemptions in the same manner. For example, one of the Partnerships could fund its redemption of its Units that comprise the tendered Unit Pairs with cash contributed by the respective company, which as noted likely would be taxed as if the company purchased such units directly from the tendering Unitholder, while the other partnership might fund its redemption out of its own funds (not contributed by the respective company), which could have different tax consequences as described above.

    TAX TREATMENT OF DISPOSITION OF UNITS BY A UNITHOLDER GENERALLY. If a unit is disposed of in a manner that is treated as a sale of the unit, or a Unitholder otherwise disposes of a unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such unit. See "--Basis of Units." Upon the sale of a unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received plus the amount of any liabilities allocable to the unit sold. To the extent that the amount of cash or property received plus the allocable share of any liabilities exceeds the Unitholder's basis for the units disposed of, such Unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property received upon such disposition.

    Except as described below, any gain recognized upon a sale or other disposition of a unit will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a Unitholder's share of "unrealized receivables" of the issuing partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables with respect to a particular unit include, to the extent not previously included in the income of the issuing partnership, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the issuing partnership had sold its assets at their fair market value at the time of the transfer of the unit.

    As noted below in "Certain Federal Income Tax Considerations--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders," the Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of capital gain income for individuals as well as estates and trusts. This Act allows the IRS to prescribe regulations governing the application of the new capital gains rates to sales of interests in partnerships. To date, regulations have not yet been prescribed and it remains unclear how these new rates will apply to sales or other dispositions of units.

    BASIS OF UNITS. In general, a Unitholder who acquired units in one of the Partnerships by contribution of property and/or money to that partnership had an initial tax basis ("Initial Basis") in those units equal to the sum of (i) the amount of money contributed (or deemed contributed as described below) and (ii) the Unitholder's adjusted tax basis in any other property contributed in exchange for such units, and less the amount of any money distributed (or deemed distributed, as described below) in connection with the acquisition of such units. The Initial Basis of units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis. Unitholders are urged to consult their own tax advisors regarding their Initial Basis.

    A Unitholder's Initial Basis in its units in one of the Partnerships generally is increased by (i) such Unitholder's share of that partnership's taxable and tax-exempt income and (ii) increases in such Unitholder's allocable share of liabilities of that partnership (including any increase in its share of liabilities occurring in connection with the acquisition of its units). Generally, such Unitholder's basis in its units in one of the Partnerships is decreased (but not below zero) by (i) such Unitholder's share of that partnership's distributions (ii) decreases in such Unitholder's allocable share of liabilities of that partnership (including any decrease in its share of liabilities of such partnership occurring in connection with the acquisition of its units), (iii) such Unitholder's share of losses of that partnership and (iv) such Unitholder's share of nondeductible expenditures of that partnership that are not chargeable to capital account.

    POTENTIAL APPLICATION OF THE DISGUISED SALE REGULATIONS TO A REDEMPTION OF UNIT PAIRS. There is a risk that a redemption by the issuing partnership of units issued in exchange for a contribution of property to that partnership may cause the original transfer of property to that partnership in exchange for units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. In addition, the Disguised Sale Regulations require that any such transfer of money or other consideration within the two year period must be reported to the IRS. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

    Accordingly, if a unit is redeemed by the issuing partnership from a Unitholder who holds units that were issued in exchange for a contribution of property to that partnership, the IRS could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to such partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether redemption of its units could be subject to the Disguised Sale Regulations.

    RELATIVE VALUES OF CORPORATION COMMON STOCK AND OPERATING COMPANY COMMON STOCK. As discussed above, if the Companies elect to purchase Unit Pairs tendered for a redemption in exchange for shares of Corporation Common Stock and shares of Operating Company Common Stock, the amount of gain or loss recognized by the Unitholder with respect to the Realty Partnership Units that comprise the tendered Unit Pairs will depend in part on the then value of the shares of Corporation Common Stock received, and the amount of gain or loss recognized with respect to the Operating Partnership Units that comprise the tendered Unit Pairs will depend in part on the then value of the shares of Operating Company Common Stock received. Under the terms of the Pairing Agreement, the Corporation and the Operating Company are obligated to agree on the relative values of a share of Corporation Common Stock and a share of Operating Company Common Stock that comprise a Paired Share. As of the date of this Registration Statement, the Companies previously had agreed that the value of a share of Operating Company Common Stock represents 5% of the value of a Paired Share. There can be no assurance, however, that these relative values will not have changed at the time a Unitholder tenders Unit Pairs or that the IRS will not challenge this valuation.

COMPARISON OF OWNERSHIP OF UNITS AND PAIRED COMMON STOCK

    There are differences between ownership of Units and ownership of Paired Common Stock, some of which may be material to investors. The information below highlights a number of significant differences between the Partnerships and the Companies relating to, among other things, form of organization, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation and compares certain legal rights associated with ownership of Units and Paired Common Stock. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if they exercise their Redemption Right and their Unit Pairs are acquired by the Companies for shares of Paired Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Unit Pairs should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Companies.

    FORM OF ORGANIZATION AND ASSETS OWNED. The Realty Partnership is organized as a Virginia limited partnership. A substantial amount of the Corporation's operations are conducted through the Realty Partnership. The Operating Partnership is organized as a Delaware limited partnership. A substantial amount of the Operating Company's operations are conducted through the Operating Partnership.

    The Corporation is organized under the laws of the State of Delaware. The Corporation, through PAH LP and PAH GP, maintains both a limited partner interest and the sole general partner interest, respectively, in the Realty Partnership, which gives the Corporation an indirect investment in the assets owned by the Realty Partnership. As of September 22, 1998, the Corporation, through PAH LP and PAH GP, held an approximate 90.3% economic interest in the Realty Partnership, and such interest will increase as Realty Partnership Units are redeemed for cash or acquired by the Corporation.

    The Operating Company is organized under the laws of the State of Delaware. The Operating Company maintains both a limited partner interest and a general partner interest in the Operating Partnership, which gives the Operating Company an indirect investment in the properties and other assets owned by the Operating Partnership. As of September 22, 1998, the Operating Company held an approximate 89.1% economic interest in the Operating Partnership, and such interest will increase as Operating Partnership Units are redeemed for cash or acquired by the Operating Company.

    LENGTH OF INVESTMENT. Each of the Partnerships has a stated termination date of December 31, 2050, although each may be terminated earlier under certain circumstances. Each of the Companies has a perpetual term and intends to continue its operations for an indefinite time period.

    NATURE OF INVESTMENT AND DISTRIBUTION RIGHTS. Realty Partnership Units and Operating Partnership Units constitute equity interests entitling each Unitholder to its pro rata share of cash distributions made to the Unitholders of the Partnerships. Each of the Corporation and the Operating Company is entitled to receive its pro rata share of distributions made by the Realty Partnership and the Operating Partnership, respectively, with respect to its interest therein.

    Shares of Paired Common Stock constitute an equity interest in the Companies. Each stockholder will be entitled to its pro rata share of any dividends or distributions paid with respect to shares of Paired Common Stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors of each Company. To qualify as a REIT, the Corporation must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

    As partnerships, the Realty Partnership and Operating Partnership are not subject to federal income taxation. In determining their federal income tax, partners of each of the Partnerships, including Unitholders, must take into account their allocable share of partnership income, gain, deduction and loss (regardless of whether distributed), and otherwise are subject to the rules governing the taxation of partnerships and partners. By contrast, Unitholders who receive shares of Paired Common Stock upon exercise of their Redemption Right will be taxed on such investment in accordance with the rules governing REITs. See "Certain Federal Income Tax Considerations."

    ISSUANCE OF ADDITIONAL EQUITY. The Realty Partnership is authorized to issue Realty Partnership Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as PAH GP, as general partner, in its sole discretion, may deem appropriate. The Operating Partnership is authorized to issue Operating Partnership Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as the Operating Company, as general partner, in its sole discretion, may deem appropriate.

    Pursuant to the Operating Company Charter, the Corporation Board has the sole authority to authorize, effect and control issues of paired equity (including securities convertible into paired equity). In addition, the Operating Company only has the right to engage in an issuance of unpaired equity upon the affirmative vote of a majority of an unpaired equity committee (which committee is determined in accordance with the provisions of the Cooperation Agreement). The Corporation has the right to engage in an issuance of unpaired equity upon the affirmative vote of a majority of the members of the Corporation Board. As long as each of the Realty Partnership and the Operating Partnership is in existence, the proceeds of all equity capital raised by the Corporation or the Operating Company will be contributed to the Realty Partnership and the Operating Partnership, respectively, in exchange for Realty Partnership Units or Operating Partnership Units or other interests in the respective Partnerships.

    LIQUIDITY. Subject to certain exceptions, pursuant to the Partnership Agreements, a Unitholder may transfer all or any portion of its Realty Partnership Units or Operating Partnership Units, as the case may be, with or without the consent of the respective General Partners. However, each of the General Partners, in its sole and absolute discretion, may or may not consent to the admission as a Unitholder of any transferee of Realty Partnership Units or Operating Partnership Units, as the case may be. If the general partner of the Realty Partnership or the Operating Partnership, as the case may be, does not consent to the admission of a permitted transferee, the transferee shall be considered an assignee of an economic interest in the respective partnership but will not be a Unitholder for any other purpose; as such, the assignee will not be permitted to vote on any affairs or issues on which a Unitholder may vote.

    The Paired Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Companies' financial results and prospects, the general interest in the Companies and other real estate investments and the Companies' dividend yield compared to that of other debt and equity securities.

    PURPOSE AND PERMITTED INVESTMENTS. The purpose of the Realty Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership organized under the laws of the Commonwealth of Virginia, except that the Realty Partnership Agreement requires the business of the Realty Partnership to be conducted in such a manner that will permit the Corporation to qualify as a REIT for federal income tax purposes. The Realty Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership organized under the laws of the State of Delaware. The Operating Partnership may invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    Under the Charters, each of the Corporation and the Operating Company may engage in any lawful activity permitted under the DGCL.

    BORROWING POLICIES. The Realty Partnership has no restrictions on borrowings, and PAH GP, its general partner, which is controlled by the Corporation, has full power and authority to borrow money on behalf of the Realty Partnership. The Operating Partnership has no restrictions on borrowings and the Operating Company, its general partner, has full power and authority to borrow money on behalf of the Operating Partnership.

    Neither of the Companies is restricted under its governing instruments from incurring borrowings. The agreements evidencing the Revolving Credit Facility and the Term Loan contain certain restrictive covenants including, without limitation, covenants with respect to indebtedness, certain investments, merger or other consolidation, liquidation or dissolution and the sale of assets.

    OTHER INVESTMENT RESTRICTIONS. Other than restrictions precluding investments by the Realty Partnership that would adversely affect the qualification of the Corporation as a REIT, there are certain restrictions upon the authority of the Partnerships to enter into certain transactions, including, among others, making investments, lending funds of the Partnerships, or reinvesting the Partnerships' cash flow and net sale or refinancing proceeds.

    Other than restrictions precluding investments by the Corporation and the Operating Company that would adversely affect the qualification of the Corporation as a REIT, the Charters and the Bylaws do not impose any restrictions upon the types of investments made by the Companies.

    MANAGEMENT CONTROL. All management powers over the business and affairs of the Realty Partnership and the Operating Partnership are vested in the respective General Partners and no Unitholder has any right to participate in or exercise control or management power over the business and affairs of the Partnerships. The Partnership Agreements provide that the respective General Partners of each of the Partnerships shall be reimbursed for all expenses incurred by it relating to the management and business of the Partnerships.

    The Board of Directors of each of the Companies has exclusive control over such company's business and affairs subject only to the restrictions in such company's certificate of incorporation and bylaws. The Board of Directors of each of the Companies is classified into three classes. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors of each of the Companies may be altered or eliminated without advice of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Companies.

    MANAGEMENT LIABILITY AND INDEMNIFICATION. The Partnership Agreements generally provide that the General Partners will incur no liability to their respective Partnerships or any Unitholder for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if such general partner acted in good faith. In addition, neither of the General Partners is responsible for any misconduct or negligence on the part of its agents provided such general partner appointed such agents in good faith. The Partnership Agreements also provide for indemnification of each of the respective General Partners, its affiliates, and such other persons as such general partner may from time to time designate, against any and all losses, claims, damages, liabilities, joint or several expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of such partnership in which such person may be involved.

    Each of the Companies' Charters, in conjunction with the DGCL, eliminates a director's personal liability to the Corporation or the Operating Company, as the case may be, or their respective stockholders for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or the Operating Company, as the case may be, or their respective stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

    The DGCL permits, but does not require, a company to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the company, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the company's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the company (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court. The Bylaws provide for indemnification to the fullest extent authorized by the DGCL and, therefore, these statutory indemnification rights are available to the directors, officers, employees and agents of the Corporation and the Operating Company.

    ANTI-TAKEOVER PROVISIONS. Except in limited circumstances, the General Partners have exclusive management power over the business and affairs of their respective Partnerships. The General Partners may not be removed by the Unitholders of their respective Partnerships with or without cause.

    The Charters and the Bylaws and the DGCL contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of each of the Companies or the removal of incumbent management of each of the Companies.

    VOTING RIGHTS. Under each of the Partnership Agreements, the Unitholders do not have voting rights relating to the operation and management of the respective Partnerships, except in connection with matters, as described more fully below, involving certain amendments to the respective Partnership Agreements.

    Holders of shares of Paired Common Stock have the right to vote on, among other things, certain amendments to the Charters, a merger or sale of substantially all of the assets of the Corporation or the Operating Company, as the case may be, and the dissolution of the Corporation or the Operating Company, as the case may be, and the holders of Corporation Series A Preferred Stock have the right to vote together as a class with the holders of the Corporation Common Stock on all such matters with respect to the Corporation. Under the DGCL and the Charters, the sale of all or substantially all of the assets of the Corporation or the Operating Company, as the case may be, or any merger or consolidation of the Corporation or the Operating Company requires the approval of the Board of Directors and holders of a majority of the outstanding shares of common stock of the respective company. Similarly, under the DGCL, the Board of Directors of each of the Companies must obtain approval of holders of a majority of all outstanding shares entitled to vote of the company in question in order to dissolve such company. Each of the Companies is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings of the respective company. Each share of Paired Common Stock has one vote relative to each of the Companies, and each share of Corporation Series A Preferred Stock has one vote with respect to matters involving the Corporation. The Charters permit the Board of Directors of each of the Companies to classify and issue preferred stock in one or more series having voting power which may differ from that of the Paired Common Stock.

    AMENDMENT OF THE PARTNERSHIP AGREEMENTS OR THE COMPANIES'
CHARTERS. Generally, each of the Partnership Agreements may be amended by the General Partners of the respective Partnerships without the consent of the Unitholders, except that certain amendments which alter or change the distribution rights or redemption rights of a Unitholder shall require the consent of the Unitholders holding more than a majority in interest of Realty Partnership Units or Operating Partnership Units, as the case may be.

    The Charters provide that, with the exception of certain provisions concerning business combinations, with interested stockholders which require the approval of a greater proportion, each of the Charters may be amended in the manner prescribed by the DGCL, which require the approval of the Board of Directors and the approval of the stockholders by the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment.

    COMPENSATION, FEES AND DISTRIBUTIONS. The General Partners are not entitled to receive any compensation for their services as general partner of their respective Partnerships. As a partner in their respective Partnerships, however, the General Partners have the same right to allocations and distributions as other partners of the Partnerships. In addition, each of the Partnerships will reimburse its respective general partner for administrative expenses incurred relating to the ongoing operation of such general partner and certain other expenses arising in connection with its role as general partner.

    The directors and officers of each of the Companies receive compensation for their services.

    LIABILITY OF INVESTORS. Under the Realty Partnership Agreement and applicable Virginia law, the liability of the limited partners for the Realty Partnership's debts and obligations is generally limited to the amount of their investment in the Realty Partnership. Under the Operating Partnership Agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

    Under the DGCL, stockholders generally are not personally liable for the debts or obligations of the Companies.

                              REGISTRATION RIGHTS

    The registration of the shares of Paired Common Stock pursuant to the Registration Statement, of which this Prospectus is a part, will discharge the Companies' obligations under the terms of each of the Registration Rights Agreements the Companies have entered into dated September 30, 1997 and October 1, 1997 with certain Realty Partnership and Operating Partnership Unitholders (together, the "Registration Rights Agreements"). The following summary does not purport to be complete and is qualified in its entirety by reference to each individual Registration Rights Agreement.

    Pursuant to the Registration Rights Agreements, the Companies have agreed to pay all expenses of effecting the registration of the Paired Shares (other than brokerage and underwriting commissions and taxes of any kind and other than for any legal, accounting and other expenses incurred by a Unitholder thereunder). The Companies also have agreed to indemnify each Unitholder under the Registration Rights Agreements and its officers, directors and other affiliated persons and any person who controls any holder against certain losses, claims, damages and expenses arising under the securities laws in connection with the registration statement or this Prospectus, subject to certain limitations. In addition, certain of the Unitholders under the Registration Rights Agreements have agreed to indemnify the Companies and its respective directors, officers and any person who controls the Companies against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Companies by such Unitholders for use in the registration statement or Prospectus or an amendment or supplement thereto or the failure by such Unitholders to deliver or cause to be delivered this Prospectus or any amendment or supplement thereto to any purchaser of shares covered by the registration statement from such holder through no fault of the Companies.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of certain provisions that currently govern United States federal income tax treatment of the Corporation and its U.S. Stockholders (as defined below in "--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders") as well as certain other tax considerations for U.S. holders of Paired Common Stock (also referred to herein as "Paired Shares"). The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. See "Risk Factors--Real Estate Investment Trust Tax Risks-- Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure" for a discussion of recent legislation affecting the Companies' ability to utilize their paired share structure and qualify as a REIT. No attempt has been made to comment on all United States federal income tax consequences that may be relevant to stockholders of the Companies. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder of the Companies. References to the "Corporation" in this section regarding certain federal income tax considerations include only Patriot American Hospitality, Inc. and references herein to the "Operating Company" include only Wyndham International, Inc. unless in either case the context otherwise requires.

    THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF CORPORATION COMMON STOCK OR OPERATING COMPANY COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. STOCKHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS OF THE COMPANIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THEIR SPECIFIC TAX CONSEQUENCES, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES.

REIT QUALIFICATION

    GENERAL

    If certain detailed conditions imposed by the provisions of the Code are met, entities such as the Corporation that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" or net capital gain that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and stockholder levels) that ordinarily results from the use of corporations.

    The Corporation has been operated in a manner intended to allow it to qualify as a REIT. The Corporation intends to operate in the future in a manner so that the Corporation will continue to qualify as a REIT. If the Corporation fails to qualify as a REIT in any taxable year, the Corporation will be subject to federal income taxation as if it were a domestic corporation, and the Corporation's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost. Failure of the Corporation's predecessor, Patriot, to have qualified as a REIT also could cause the Corporation to be disqualified as a REIT and/or subject the Corporation to significant tax liabilities.

    Goodwin, Procter & Hoar LLP, special tax counsel to the Corporation, has previously rendered an opinion to the Corporation to the effect that commencing with the taxable year ending December 31, 1983 to the date of such opinion, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that as of the date of such opinion the Corporation's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Corporation on or about the date of such opinion as to factual matters, including representations regarding the nature of the Corporation's properties and the future conduct of the Corporation's business. Any inaccuracy in such assumptions and representations (including as a result of activities of the Corporation subsequent to the date of the opinion) could adversely affect this opinion. Qualification and taxation as a REIT depends upon the Corporation's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review the Corporation's compliance with those tests. Moreover, testing the Corporation's compliance with the REIT qualification requirements involves the application of highly technical and complex Code provisions, including the recently enacted paired share legislation, for which there are only limited, if any, judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. See "Risk Factors--Real Estate Investment Trust Tax Risks." In addition, some of these Code provisions, such as the provisions regarding the characterization of the Corporation's property as other than "dealer property," and the characterization of loans by the Corporation as debt for tax purposes, require factual determinations not susceptible of legal opinion. The Code provisions requiring the distribution of earnings and profits as determined for federal income tax purposes (the "E&P") inherited from C corporations depends on the accurate calculation of such amounts, which calculations could be challenged by the IRS. The opinion of Goodwin, Procter & Hoar LLP necessarily relies on representations from the Corporation and assumptions as to these factual determinations. Finally, qualification as a REIT also depends on the determination of various factual matters and circumstances not entirely within the Corporation's control. Accordingly, no assurance can be given that the Corporation will satisfy the REIT qualification tests on a continuing basis.

    PAIRED SHARES; TAX LEGISLATION

    Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to the Corporation and the Operating Company, then the Corporation then would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this grandfathering rule, Section 269B(a)(3) does not apply to the Corporation. There are, however, no judicial or administrative authorities interpreting this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise, and this interpretation, as well as the opinion of Goodwin, Procter & Hoar LLP regarding the Corporation's qualification as a REIT, is based solely on the literal language of the statute. Moreover, if for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the grandfathering rule would not be available to the Corporation, and the Corporation would not qualify as a REIT for any taxable year.

    The Corporation's ability to utilize the paired structure is limited as a result of the Reform Act, which was signed into law on July 22, 1998. The Reform Act includes a freeze on the grandfathered status of paired share REITs such as the Corporation and generally requires the Companies to modify their method of operations with respect to newly acquired assets. The Companies recently announced that they have elected to maintain their paired share structure despite the anti-pairing rules contained in the Reform Act. Therefore, the Companies will continue to be subject to the constraints of the new legislation, which will limit the Companies' ability to acquire new assets or make substantial improvements to existing properties. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; -- Recent Legislation Limits Use of Paired Share Structure."

    There can be no assurance that other legislation affecting REIT qualification or operations will not be enacted, and any such legislation could have a material effect on the operations of the Companies.

    POTENTIAL REALLOCATION OF INCOME

    Due to the paired share structure, the Companies are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. See "Risk Factors--Real Estate Investment Trust Tax Risks--Real Estate Investment Trust Tax Risks-- Potential Reallocation of Income." In addition, any challenge to the pricing of intercompany transactions could raise issues under recent legislation affecting paired share companies and therefore could affect the Corporation's ability to qualify as a REIT. See "Risk Factors--Real Estate Investment Trust Tax Risks-- Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

    BUILT-IN GAIN TAX

    Under certain circumstances, if the Corporation recognizes gain on the disposition of an asset acquired from a C corporation (including the assets acquired from Wyndham or Interstate) during the ten-year period beginning on the date of the acquisition, then to the extent of the asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition over its then tax basis), the Corporation will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. The Corporation would be required to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain the Corporation's qualification as a REIT. The foregoing assumes that the Corporation makes an election pursuant to IRS Notice 88-19 with respect to the acquisition. If the election is not made, the aggregate amount of built-in gain with respect to each of the two mergers would be subject to tax in the year of acquisition. The Corporation has made and will generally make the election pursuant to the IRS Notice 88-19 if such election is available.

    CLASSIFICATION OF THE REALTY PARTNERSHIP AS A PUBLICLY TRADED PARTNERSHIP

    Section 7704 of the Code treats certain "publicly traded partnerships" as corporations. If the Realty Partnership were taxed as a corporation under these rules, the Corporation would be disqualified as a REIT. A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." The Realty Partnership relies on restrictions on transfers and redemptions of limited partner interests in order to avoid being taxed as a corporation under Section 7704 of the Code. The Operating Partnership relies on similar restrictions to avoid taxation as a corporation. There can be no assurance that efforts to avoid taxation as a corporation under these provisions have been or will be successful.

EFFECTS OF COMPLIANCE WITH REIT REQUIREMENTS

    INCOME TESTS

    In general, in order to qualify as a REIT, the Corporation must derive at least 95% of its gross income from real estate sources and certain passive investments, and the Corporation must derive at least 75% of its gross income from real estate sources. Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, the Corporation generally leases its hotels to lessees (including the Operating Company). Similarly, the Corporation has subleased the land underlying the Racecourse and leased the related improvements to the Operating Company. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined low level. In addition, all leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether the Corporation's leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position. The Corporation (excluding certain corporate subsidiaries) also may not provide services, other than customary services and de minimis non-customary services, to the lessees or their subtenants.

    Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The Charters are therefore designed to prevent a stockholder of the Corporation from owning Corporation stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company and the Operating Partnership). Thus, the Corporation should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which the Corporation has no knowledge, will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.

    The Corporation will from time to time engage in activities that generate nonqualifying income. The Corporation's foreign investments could generate foreign currency gains which also would not constitute qualifying income. In addition, real estate assets acquired after March 26, 1998, that are not grandfathered under the recently enacted paired share legislation generally would generate nonqualifying income. The

Corporation may reduce the amount of nonqualifying income by holding such assets through corporate subsidiaries subject to income tax. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure." However, if the Operating Company also holds an interest in any such taxable subsidiary, then the Corporation generally would be required to take into account as nonqualifying income any revenues attributable to the Operating Company's interest in such subsidiary. Under the paired share legislation, nonqualifying income also generally includes interest income received with respect to intercompany mortgage loans (including loans made to the Operating Company or taxable subsidiaries), unless the rate of interest does not exceed an arm's-length rate or certain grandfathering rules apply. The Corporation intends to monitor and manage its activities and investments so that the amount of nonqualifying income does not exceed applicable limits. There can be no assurance, however, that these efforts will be successful.

    ASSET TESTS

    The REIT requirements also impose certain asset tests which limit the value of the non-real estate assets held by the Corporation. The asset tests also prevent the Corporation from holding 10% or more of the voting securities of a corporate issuer. Because of the constraints imposed by recently enacted legislation, the Corporation might use taxable corporate subsidiaries to hold newly acquired real estate assets. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure." The stock and unsecured debt securities of any such subsidiary will be treated as a non-real estate asset for REIT asset test purposes. However, the value of the stock of such subsidiaries may be reduced through the use of mortgage loans made by the Corporation to the subsidiary. In addition, because the Corporation may not hold 10% or more of the voting securities of a corporate issuer, voting control of such subsidiaries will generally be held by the Operating Company or by individual officers and/or directors of the Companies.

    The asset tests must be satisfied at the close of each quarter (or, to the extent not satisfied at the close of the quarter, within the 30-day period following the close of the quarter). Although the Corporation holds and will continue to hold substantial non-real estate assets, and also holds or will hold at times voting securities in excess of the 10% limit, the Corporation intends to monitor its assets so that it does not hold assets in violation of the applicable limits on the relevant testing dates (or the expiration of applicable cure periods). There can be no assurance, however, that the IRS will not challenge the Corporation's compliance with these tests. If the Corporation holds assets in violation of applicable limits, it would be disqualified as a REIT.

    OTHER RESTRICTIONS

    In addition to the considerations discussed above, the REIT requirements impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). See "Risk Factors--Real Estate Investment Trust Tax Risks--Adverse Effects of REIT Minimum Distribution Requirements."

TAXATION OF THE OPERATING COMPANY; CORPORATE SUBSIDIARIES

    As C corporations under the Code, the Operating Company and its corporate subsidiaries are subject to United States federal income tax on their taxable income at corporate rates. Certain corporate subsidiaries of the Corporation and the Realty Partnership also are subject to federal income tax. The Companies might increase the use of taxable subsidiaries in order to make acquisitions of real estate assets that would otherwise be subject to the recently enacted anti-pairing rules. See "Risk Factors--Real Estate

Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

STATE AND LOCAL TAXATION

    The Companies and their stockholders or partners may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business, own property or reside. The state and local tax treatment of such entities or persons may not conform to the federal income tax consequences discussed above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the ownership of Paired Shares.

FEDERAL INCOME TAXATION OF HOLDERS OF PAIRED SHARES

    SEPARATE TAXATION

    Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for United States federal income tax purposes as holding equal numbers of shares of Corporation Common Stock and of Operating Company Common Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation Common Stock and each share of Operating Company Common Stock contained within each Paired Share. The tax basis and holding period for each share of Corporation Common Stock and each share of Operating Company Common Stock also must be determined separately. Upon a taxable sale of a Paired Share, the amount realized should be allocated between the Corporation Common Stock and the Operating Company Common Stock based on their then-relative values.

    TAXATION OF TAXABLE U.S. STOCKHOLDERS

    As used herein, the term "U.S. Stockholder" means a holder of Paired Shares that for United States federal income tax purposes (A) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (B) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

    As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Corporation will be allocated first to the Corporation's outstanding preferred stock (if any) and then allocated to the Corporation's Common Stock. Subject to the discussion below regarding changes to the capital gain rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her Corporation Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Corporation Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.

    Distributions from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of the Operating Company) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Operating Company Common Stock, but rather will reduce the adjusted basis of such Operating Company Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Operating Company Common Stock they will be included in income as long-term capital gain (or short-term capital gain if the Operating Company Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder.

    The Corporation may retain and pay income tax on its net long-term capital gains recognized during the taxable year. If the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such portion of the Corporation's net capital gains as the Corporation may designate. Such retained capital gains may be further designated by the Corporation as 20% rate gain, unrecaptured Section 1250 gain, or 28% rate gain, as discussed below. Stockholders must account for their share of such retained capital gains in accordance with such further designation; if no such further designation is made, the retained capital gains are treated as 28% rate gain. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholder's basis in its shares of Corporation Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains.

    Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Common Stock and Operating Company Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a stockholder's basis or any deemed capital gain distributions to a Corporation stockholder on account of retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates to the extent of the election. The Corporation and the Operating Company will notify stockholders after the close of the Companies' taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.

    The Taxpayer Relief Act of 1997 (the "Relief Act") altered the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. However, the Internal Revenue Service Restructuring Reform Act of 1998 eliminated the 18 month holding period requirement, effective for taxable years ending after December 31, 1997, and therefore the 20% long-term capital gains rates will generally apply to capital assets held more than one year. The Relief Act also provided for a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," which include REITs such as the Corporation. IRS Notice 97-64 sets forth guidance on certain of these issues pending the release of regulations and provides, among other things, that a REIT may designate a capital gains dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution, or a 28% rate gain distribution. Absent any such designation, a capital gains dividend will be treated as a 28% rate gain distribution. In general, the Notice provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28%. Similar rules will apply in the case of designated retained capital gains (see above discussion). The Corporation will notify stockholders after the close of the Corporation's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured Section 1250 gain distributions, and 28% rate gain distributions). The Corporation also will notify stockholders of the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain, unrecaptured Section 1250 gain, and 28% rate gain) and the Corporation's taxes with respect to any designated retained capital gains. Final regulations when issued may alter the rules of the temporary regulations. In addition, the IRS has not prescribed regulations regarding the application of the new rates to sale of interests in REITs such as the Corporation, and it remains unclear how the new rules will affect such sales (if at all). Finally, the Internal Revenue Service has not yet issued any guidance modifying the rule set forth in the Notice to take into account the recent elimination of the 18 month holding period required to be eligible for the preferential 20% capital gains rate. Investors are urged to consult their own tax advisors with respect to the rules contained in the Relief Act.

    TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF PAIRED SHARES

    Subject to the discussion above regarding the Relief Act, in general, and assuming the taxpayer has the same holding period for the Corporation Common Stock and the Operating Company Common Stock that comprise his or her Paired Share, any gain or loss realized upon a taxable disposition of Paired Shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than one year, and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Corporation Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Shares are purchased within 30 days before or after the disposition.

    INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). Amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.

                              PLAN OF DISTRIBUTION

    The Companies will not receive any proceeds from the issuance of any shares of Paired Common Stock, but will acquire Unit Pairs tendered to the Partnerships for redemption for which they elect to issue shares of Paired Common Stock, the Operating Company doing so directly and the Corporation doing so through PAH LP and PAH GP.

    The Companies will pay substantially all the expenses incurred by the Unitholders and the Companies incident to the offering and sale of the shares of Paired Common Stock registered hereby, but excluding any underwriting discounts, commissions, and transfer taxes.

    The Companies have agreed to indemnify the Unitholders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the securities and federal income tax considerations, have been passed upon for the Corporation and the Operating Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, as corporate, securities and tax counsel.

                                    EXPERTS

    The (a) Combined Financial Statements of Patriot American Hospitality, Inc. (the "Corporation") and Wyndham International, Inc. (the "Operating Company"), as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995, (b) the Consolidated Financial Statements of the Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules, and (c) the Consolidated Financial Statements of the Operating Company as of December 31, 1997 and for the six months ended December 31, 1997 appearing in the Joint Annual Report on Form 10-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. for fiscal year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The Financial Statements of NorthCoast Hotels, L.L.C. as of December 31, 1996 and the period April 2, 1996 (inception of operations) through December 31, 1996 appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated July 1, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Resorts Limited Partnership as of and for the years ended December 31, 1996 and 1995, (b) the Financial Statements of CV Ranch Limited Partnership as of and for the years ended December 31, 1996 and 1995, and (c) the Financial Statements of Telluride Resort and Spa Limited Partnership as of and for the years ended December 31, 1996 and 1995, appearing in Patriot's Current Report on Form 8-K, dated January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997, and May 19, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of GAH-II, L.P. as of December 31, 1996 and 1995 and for the years then ended, (b) the Financial Statements of G.B.H. Joint Venture (d/b/a Grand Bay Hotel) as of December 31, 1996 and 1995 and for the years then ended, (c) the Financial Statements of River House Associates (d/b/a Sheraton Gateway Hotel) as of December 31, 1996 and 1995 and for the years then ended, and (d) the Financial Statements of W-L Tampa, Ltd. (the Sheraton Grand Hotel) as of December 31, 1996 and 1995 and for the years then ended, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of WHG Resorts & Casinos Inc. as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (b) the Financial Statements of Posadas de San Juan Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (c) the Financial Statements of WKA El Con Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and (d) the Financial Statements of El Conquistador Partnership L.P. as of March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of SF Hotel Company, L.P. as of January 2, 1998 and January 3, 1997 and for the years then ended and (b) Combined Financial Statements of SC Suites Summerfield Partnerships as of January 2, 1998 and January 3, 1997 and for the years then ended, appearing in the Joint Current Report of Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998, as amended (filed June 17, 1998 and August 6, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Combined Financial Statements of Snavely Hotels as of December 31, 1996 and for the year then ended, the Combined Financial Statements of Minneapolis Hotels as of December 31, 1996 and for the year then ended, and the combined statement of Direct Revenue and Direct Operating Expenses for the Met Life Hotels for the year ended December 31, 1996, included in the Report on Form 8-K dated September 17, 1997, and the Financial Statements of SCP Inc. as of December 31, 1996 and for the year then ended, included in the Report on Form 8-K/A No. 1 dated September 30, 1997, the financial statements of Royal Palace Hotel Associates as of December 31, 1995 and 1996 and for the years then ended, included in the Joint Current Report on Form 8-K dated December 10, 1997, incorporated by reference in this Prospectus, and the consolidated financial statements of Interstate Hotels Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in the Report on Form 8-K dated December 10, 1997, the financial statements of Sheraton City Centre as of December 31, 1996 and for the year then ended and the Statement of Direct Revenues and Direct Operating Expenses for the Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Current Report on Form 8-K dated January 5, 1998, and (a) the Consolidated Financial Statements of Wyndham Hotel Corporation as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and (b) the Consolidated Financial Statements of Interstate Hotels Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in Interstate's 1997 Annual Report on Form 10-K dated March 31, 1998, and the CHC Lease Partners financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC International, Inc. Hospitality Division financial statements as of November 30, 1997 and 1996 and for each of the years ended November 30, 1995, 1996 and 1997 included in the Current Report on Form 8-K dated April 20, 1998, which is incorporated by reference herein have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of the Partnerships of Acquired Hotels as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, incorporated in this Prospectus by reference from the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership as of December 31, 1994 and 1995 and for the years then ended, the Financial Statements of Historic Hotel Partners of Chicago, Limited Partnership as of December 31, 1996 and for the year then ended, and the Financial Statements of Historic Hotel Partners of Nashville, Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus, have been audited by Pannell Kerr Forster PC, independent auditors, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The Combined Financial Statements of the Crow Family Hotel Partnerships incorporated in this Prospectus by reference from the Report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

    The financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings and Malmaison Limited and subsidiary undertakings, incorporated in this Prospectus by reference from the Report on Form 8-K/A No. 1 dated June 2, 1998 of Patriot American Hospitality, Inc. and Wyndham International, Inc. have been audited by Arthur Andersen, chartered accountants and registered auditors, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANIES OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    1

Incorporation of Certain Documents by Reference...........................    1

Risk Factors..............................................................    3

The Companies.............................................................   12

Description of Capital Stock..............................................   13

Restrictions on Transfers of Capital Stock................................   18

Description of Realty Partnership Units and Operating Partnership Units
  and Redemption of Unit Pairs............................................   23

Registration Rights.......................................................   31

Certain Federal Income Tax Considerations.................................   31

Plan of Distribution......................................................   39

Legal Matters.............................................................   39

Experts...................................................................   39

                                PATRIOT AMERICAN
                               HOSPITALITY, INC.

                              4,592,307 SHARES OF
                                  COMMON STOCK

                                    WYNDHAM
                              INTERNATIONAL, INC.

                              4,592,307 SHARES OF
                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                             ---------------------

                              _____________, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Registration fee..................................................  $  18,628
Printing fees and expenses........................................     25,000
Legal fees and expenses...........................................     25,000
Accounting fees and expenses......................................     30,000
Miscellaneous.....................................................     15,000
                                                                    ---------
Total.............................................................  $ 113,628
                                                                    ---------
                                                                    ---------

------------------------

*   Fees and expenses are estimated with the exception of the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Section 145 of the DGCL, each of the Corporation Charter and the Operating Company Charter includes a provision which eliminates any personal liability for a director to the Corporation or the Operating Company, as the case may be, and to the stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or the Operating Company, as the case may be, or to the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) in connection with certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which such director derived an improper personal benefit. In addition, the Corporation Charter and the Operating Company Charter each provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation or the Operating Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

    Article VII of each of the Corporation Bylaws and the Operating Company Bylaws provides for indemnification by the Corporation or the Operating Company, as the case may be, of their respective officers, directors and the officers and directors of their respective subsidiaries to the fullest extent permitted by
Section 145 of the DGCL, as amended from time to time and the Corporation and the Operating Company may, by action of their respective Board of Directors, indemnify all other persons the Corporation or the Operating Company may indemnify under the DGCL.

ITEM 16. EXHIBITS.

   4.1(1)    Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and
               California Jockey Club (formerly known as Bay Meadows Realty
               Enterprises, Inc.), as amended (incorporated by reference to Exhibit 4.3 to California Jockey Club's and Bay Meadows Operating Company's
               Registration Statement on Form S-2, and to Exhibit 4.2 to California
               Jockey Club's and Bay Meadows Operating Company's Annual Report on Form
               10-K for the year ended December 31, 1987 (Nos. 001-09319 and
               001-09320)).
   4.1(2)    Amendment No. 2 to the Pairing Agreement (incorporated by reference to
               Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875
               and 333-39875-01)).

   4.1(3)    Amendment No. 3 to the Pairing Agreement (incorporated by reference on
               Exhibit 4.3 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203
               and 333-44203-01)).
   4.2       Cooperation Agreement, dated December 18, 1997, between Patriot American
               Hospitality, Inc. and Wyndham International, Inc. (incorporated by reference to Exhibit 4.4 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-44203 and 333-44203-01)).
  *5.1       Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.
 *23.1       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).
 *23.2       Consent of Ernst & Young LLP, Dallas, Texas.
 *23.3       Consent of Ernst & Young LLP, Seattle, Washington.
 *23.4       Consent of Ernst & Young LLP, Phoenix, Arizona.
 *23.5       Consent of Ernst & Young LLP, Miami, Florida.
 *23.6       Consent of Ernst & Young LLP, San Juan, Puerto Rico.
 *23.6A      Consent of Ernst & Young LLP, Wichita, Kansas.
 *23.7       Consent of PricewaterhouseCoopers LLP, Pittsburgh, Pennsylvania.
 *23.8       Consent of PricewaterhouseCoopers LLP, Dallas, Texas.
 *23.9       Consent of PricewaterhouseCoopers LLP, Phoenix, Arizona.
 *23.10      Consent of PricewaterhouseCoopers LLP, Tampa, Florida.
 *23.11      Consent of Pannell Kerr Forster PC, Alexandria, Virginia.
 *23.12      Consent of PricewaterhouseCoopers LLP, Miami, Florida.
 *23.13      Consent of Deloitte & Touche LLP, Houston, Texas.
 *23.14      Consent of Arthur Andersen LLP, Dallas, Texas.
 *23.15      Consent of Arthur Andersen, London, United Kingdom.
  24.1       Powers of Attorney (included on signature pages to the Registration
               Statement).
  99.1(1)    Second Amended and Restated Agreement of Limited Partnership of Patriot
               American Hospitality Partnership, L.P. ("Realty Partnership Agreement")
               (incorporated by reference to Exhibit 10.1(1) to Cal Jockey's and Bay
               Meadows' Registration Statement on Form S-4 (Nos. 333-28085 and
               333-28085-01)).
  99.1(2)    First Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.1(2) to Cal Jockey's and Bay Meadows' Registration
               Statement on Form S-4 (Nos. 333-28085 and 333-28085-01)).
  99.1(3)    Second Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.1(3) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.1(4)    Third Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.1(4) to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875
               and 333-39875-01)).
  99.1(5)    Fourth Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.1(5) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.1(6)    Fifth Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.11 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Nos. 001-09319 and 001-09320)).

  99.2(1)    Agreement of Limited Partnership of Patriot American Hospitality Operating
               Partnership, L.P. ("Operating Partnership Agreement") (incorporated by reference to Exhibit 10.2(1) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.2(2)    First Amendment to Operating Partnership Agreement (incorporated by reference to Exhibit 10.2(2) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.2(3)    Second Amendment to Operating Partnership Agreement (incorporated by reference to Exhibit 10.2(3) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.2(4)    Third Amendment to Operating Partnership Agreement (incorporated by reference to Exhibit 10.14 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Nos. 001-09319 and 001-09320)).
  99.2(5)    Fifth Amendment to Operating Partnership Agreement (incorporated by reference to Exhibit 10.15 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Nos. 001-09319 and 001-09320)).
 +99.3       Registration Rights Agreement dated September 30, 1997, by and among
               Patriot American Hospitality, Inc. and Wyndham International, Inc.
               (formerly known as Patriot American Hospitality Operating Company) and the Holders of Partnership Units of Patriot American Hospitality
               Partnership, L.P. and Wyndham International Partnership, L.P. (formerly known as Patriot American Hospitality Operating Partnership, L.P.)
               received in connection with the purchase of certain hotels from entities affiliated with the Gencom American Hospitality group of companies.
 *99.4       Registration Rights Agreement dated October 1, 1997, by and among Patriot
               American Hospitality, Inc. and Wyndham International, Inc. (formerly known as Patriot American Hospitality Operating Company) and the Holders
               of Partnership Units of Patriot American Hospitality Partnership, L.P.
               and Wyndham International Partnership, L.P. (formerly known as Patriot
               American Hospitality Operating Partnership, L.P.) received in connection with the purchase of certain hotels from entities affiliated with CHC
               International, Inc.

------------------------

*   Filed herewith

+   To be filed by amendment

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, September 25, 1998.

             PATRIOT AMERICAN HOSPITALITY, INC.                WYNDHAM INTERNATIONAL, INC.

  By:             /s/ PAUL A. NUSSBAUM                            /s/ JAMES D. CARREKER
        ----------------------------------------         ----------------------------------------
                    Paul A. Nussbaum                                James D. Carreker
            Chairman of the Board and Chief                  Chairman of the Board and Chief
                   Executive Officer                                Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Paul A. Nussbaum and John P. Bohlmann and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  NAME                                   TITLE                           DATE
--------------------------------------------------------------------------------  ------------------

                                        Chairman of the Board of Directors and
          /s/ PAUL A. NUSSBAUM            Chief Executive Officer, Patriot
 --------------------------------------   American Hospitality, Inc. (Principal   September 25, 1998
            Paul A. Nussbaum              Executive Officer)

        /s/ WILLIAM W. EVANS III        President, Chief Operating Officer and
 --------------------------------------   Director, Patriot American              September 25, 1998
          William W. Evans III            Hospitality, Inc.

         /s/ LAWRENCE S. JONES          Executive Vice President and Treasurer,
 --------------------------------------   Patriot American Hospitality, Inc.      September 25, 1998
           Lawrence S. Jones              (Principal Accounting Officer)

          /s/ JOHN H. DANIELS
 -------------------------------------- Director, Patriot American Hospitality,   September 25, 1998
            John H. Daniels               Inc.

         /s/ JOHN C. DETERDING
 -------------------------------------- Director, Patriot American Hospitality,   September 25, 1998
           John C. Deterding              Inc.

                  NAME                                   TITLE                           DATE
--------------------------------------------------------------------------------  ------------------

         /s/ GREGORY R. DILLON
 -------------------------------------- Director, Patriot American Hospitality,   September 25, 1998
           Gregory R. Dillon              Inc.

          /s/ ARCH K. JACOBSON
 -------------------------------------- Director, Patriot American Hospitality,   September 25, 1998
            Arch K. Jacobson              Inc.

         /s/ JAMES D. CARREKER
 -------------------------------------- Director, Patriot American Hospitality,   September 25, 1998
           James D. Carreker              Inc.

           /s/ PHILIP J. WARD
 -------------------------------------- Director, Patriot American Hospitality,   September 25, 1998
             Philip J. Ward               Inc.

           /s/ HARLAN R. CROW
 -------------------------------------- Director, Patriot American Hospitality,   September 25, 1998
             Harlan R. Crow               Inc.

            /s/ MILTON FINE
 -------------------------------------- Director, Patriot American Hospitality,   September 25, 1998
              Milton Fine                 Inc.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints James D. Carreker and Carla S. Moreland and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board of
                                  Directors and Chief
    /s/ JAMES D. CARREKER         Executive Officer,
------------------------------    Wyndham International,    September 25, 1998
      James D. Carreker           Inc. (Principal
                                  Executive Officer)

     /s/ PAUL A. NUSSBAUM
------------------------------  Director, Wyndham           September 25, 1998
       Paul A. Nussbaum           International, Inc.

                                President, Chief Operating
      /s/ KARIM ALIBHAI           Officer and Director,
------------------------------    Wyndham International,    September 25, 1998
        Karim Alibhai             Inc.

                                Executive Vice President
                                  and Treasurer, Wyndham
    /s/ LAWRENCE S. JONES         International, Inc.
------------------------------    (Principal Financial      September 25, 1998
      Lawrence S. Jones           Officer and Principal
                                  Accounting Officer)

     /s/ ARCH K. JACOBSON
------------------------------  Director, Wyndham           September 25, 1998
       Arch K. Jacobson           International, Inc.

      /s/ LEONARD BOXER
------------------------------  Director, Wyndham           September 25, 1998
        Leonard Boxer             International, Inc.

   /s/ BURTON C. EINSPRUCH,
             M.D.               Director, Wyndham
------------------------------    International, Inc.       September 25, 1998
  Burton C. Einspruch, M.D.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ SHERWOOD WEISER
------------------------------  Director, Wyndham           September 25, 1998
       Sherwood Weiser            International, Inc.

     /s/ JAMES C. LESLIE
------------------------------  Director, Wyndham           September 25, 1998
       James C. Leslie            International, Inc.

   /s/ SUSAN T. GROENTEMAN
------------------------------  Director, Wyndham           September 25, 1998
     Susan T. Groenteman          International, Inc.

      /s/ ROLF E. RUHFUS
------------------------------  Director, Wyndham           September 25, 1998
        Rolf E. Ruhfus            International, Inc.

                                 EXHIBIT INDEX

   4.1(1)    Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and
               California Jockey Club (formerly known as Bay Meadows Realty
               Enterprises, Inc.), as amended (incorporated by reference to Exhibit 4.3 to California Jockey Club's and Bay Meadows Operating Company's
               Registration Statement on Form S-2, and to Exhibit 4.2 to California
               Jockey Club's and Bay Meadows Operating Company's Annual Report on Form
               10-K for the year ended December 31, 1987 (Nos. 001-09319 and
               001-09320)).
   4.1(2)    Amendment No. 2 to the Pairing Agreement (incorporated by reference to
               Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875
               and 333-39875-01)).
   4.1(3)    Amendment No. 3 to the Pairing Agreement (incorporated by reference on
               Exhibit 4.3 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203
               and 333-44203-01)).
   4.2       Cooperation Agreement, dated December 18, 1997, between Patriot American
               Hospitality, Inc. and Wyndham International, Inc. (incorporated by reference to Exhibit 4.4 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-44203 and 333-44203-01)).
  *5.1       Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.
 *23.1       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).
 *23.2       Consent of Ernst & Young LLP, Dallas, Texas.
 *23.3       Consent of Ernst & Young LLP, Seattle, Washington.
 *23.4       Consent of Ernst & Young LLP, Phoenix, Arizona.
 *23.5       Consent of Ernst & Young LLP, Miami, Florida.
 *23.6       Consent of Ernst & Young LLP, San Juan, Puerto Rico.
 *23.6A      Consent of Ernst & Young LLP, Wichita, Kansas.
 *23.7       Consent of PricewaterhouseCoopers LLP, Pittsburgh, Pennsylvania.
 *23.8       Consent of PricewaterhouseCoopers LLP, Dallas, Texas.
 *23.9       Consent of PricewaterhouseCoopers LLP, Phoenix, Arizona.
 *23.10      Consent of PricewaterhouseCoopers LLP, Tampa, Florida.
 *23.11      Consent of Pannell Kerr Forster PC, Alexandria, Virginia.
 *23.12      Consent of PricewaterhouseCoopers LLP, Miami, Florida.
 *23.13      Consent of Deloitte & Touche LLP, Houston, Texas.
 *23.14      Consent of Arthur Andersen LLP, Dallas, Texas.
 *23.15      Consent of Arthur Andersen, London, United Kingdom.
  24.1       Powers of Attorney (included on signature pages to the Registration
               Statement).
  99.1(1)    Second Amended and Restated Agreement of Limited Partnership of Patriot
               American Hospitality Partnership, L.P. ("Realty Partnership Agreement")
               (incorporated by reference to Exhibit 10.1(1) to Cal Jockey's and Bay
               Meadows' Registration Statement on Form S-4 (Nos. 333-28085 and
               333-28085-01)).
  99.1(2)    First Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.1(2) to Cal Jockey's and Bay Meadows' Registration
               Statement on Form S-4 (Nos. 333-28085 and 333-28085-01)).
  99.1(3)    Second Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.1(3) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).

  99.1(4)    Third Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.1(4) to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875
               and 333-39875-01)).
  99.1(5)    Fourth Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.1(5) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.1(6)    Fifth Amendment to Realty Partnership Agreement (incorporated by reference to Exhibit 10.11 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Nos. 001-09319 and 000-09320)).
  99.2(1)    Agreement of Limited Partnership of Patriot American Hospitality Operating
               Partnership, L.P. ("Operating Partnership Agreement") (incorporated by reference to Exhibit 10.2(1) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.2(2)    First Amendment to Operating Partnership Agreement (incorporated by reference to Exhibit 10.2(2) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.2(3)    Second Amendment to Operating Partnership Agreement (incorporated by reference to Exhibit 10.2(3) to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-39875 and 333-39875-01)).
  99.2(4)    Third Amendment to Operating Partnership Agreement (incorporated by reference to Exhibit 10.14 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Nos. 001-09319 and 001-09320)).
  99.2(5)    Fifth Amendment to Operating Partnership Agreement (incorporated by reference to Exhibit 10.15 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Nos. 001-09319 and 001-09320)).
 +99.3       Registration Rights Agreement dated September 30, 1997, by and among
               Patriot American Hospitality, Inc. and Wyndham International, Inc.
               (formerly known as Patriot American Hospitality Operating Company) and the Holders of Partnership Units of Patriot American Hospitality
               Partnership, L.P. and Wyndham International Partnership, L.P. (formerly known as Patriot American Hospitality Operating Partnership, L.P.)
               received in connection with the purchase of certain hotels from entities affiliated with the Gencom American Hospitality group of companies.
 *99.4       Registration Rights Agreement dated October 1, 1997, by and among Patriot
               American Hospitality, Inc. and Wyndham International, Inc. (formerly known as Patriot American Hospitality Operating Company) and the Holders
               of Partnership Units of Patriot American Hospitality Partnership, L.P.
               and Wyndham International Partnership, L.P. (formerly known as Patriot
               American Hospitality Operating Partnership, L.P.) received in connection with the purchase of certain hotels from entities affiliated with CHC
               International, Inc.

------------------------

*   Filed herewith

+   To be filed by amendment